UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Choice Hotels International, Inc.
(Name of Registrant as Specified in Its Charter)

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Letter to Our Shareholders

Dear Fellow Shareholder:

As of the time of the printing of this document, leaders around the world and in the communities we serve are aggressively taking actions to address the public health impact of the coronavirus, or COVID-19. At Choice Hotels, the health and safety of guests, associates, franchisees and their staff, and all of our communities are top priorities. To support the health and well-being of our shareholders, Board of Directors and other stakeholders, this year’s annual meeting will be held in a virtual meeting format only. You will be able to participate, vote and submit questions for the virtual annual meeting by visiting www.meetingcenter.io/282834399. The password for the meeting is CHH2020.

We’re proud of our record, earned over eight decades in business, as stewards of your investment in Choice Hotels. Our focus continues to be on investments that will fuel long-term growth.

These investments can be found in the higher growth upscale, midscale, and extended stay lodging segments, where we’re strengthening our proven family of brands and building new ones to appeal to the customers of tomorrow:

•	Led by our Cambria Hotels brand, we are experiencing significant growth in our upscale portfolio, which we expect to be a key contributor to the company’s long-term performance.

•	We’ve refreshed our core midscale brands, transformed our flagship Comfort brand, and unveiled Clarion Pointe, which is succeeding as an extension of our popular Clarion brand.

•
We have reinvigorated one of the fastest growing segments of the hotel industry, extended stay, by expanding the reach and presence of our WoodSpring Suites brand and launching Everhome Suites, an exciting, new-construction midscale extended stay brand.

The financial and operating performance outlined in this report represents more than a single good year - it builds on a long legacy of success. Our consistent, steady financial performance allows us to invest in the business for the long-term for the benefit of all shareholders.

In addition, we invite you to peruse the company’s inaugural environmental, social and governance report, which can be found at https://www.choicehotels.com/about/responsibility *. This document outlines the many ways Choice Hotels’ core purpose comes to life: by investing in our people and in new growth opportunities that can positively impact the communities we serve.

Thank you for trusting us with your investment.

Sincerely,

Stewart W. Bainum, Jr. Chairman of the Board of Directors	Patrick S. Pacious President & Chief Executive Officer

*The information on the Company website is not part of this proxy statement and is not soliciting material.

CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

 NOTICE OF ANNUAL MEETING
TO BE HELD MAY 1, 2020

To the shareholders of
CHOICE HOTELS INTERNATIONAL, INC.

You are cordially invited to attend the 2020 Annual Meeting of Shareholders (the "Annual Meeting") of Choice Hotels International, Inc., a Delaware corporation (the “Company”), to be held on May 1, 2020, at 9:00 a.m., Eastern Time. Due to the emerging public health impact of the coronavirus (COVID-19) pandemic and to support the health and well-being of our shareholders, Board of Directors and other stakeholders, this year’s Annual Meeting will be a completely virtual meeting conducted online via live webcast. There will not be a physical location for the Annual Meeting.
The Annual Meeting will be held for the following purposes:

1
To elect the ten director nominees listed in the attached proxy statement to hold office for a term of one year ending at the 2021 Annual Meeting of Shareholders or until their successors are elected and qualified;

2	To hold an advisory vote to approve executive compensation of our named executive officers;
3	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
4	To transact other business properly coming before the Annual Meeting.
Shareholders who owned shares of the Company's common stock ("Common Stock") as of the close of business on the record date of March 5, 2020, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. Whether or not you plan to attend the virtual Annual Meeting, you can vote your shares of Common Stock through any one of the following methods: (i) complete and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone.
You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting: www.meetingcenter.io/282834399. The password for the meeting is CHH2020. To participate in the meeting, you will also need the control number included on your Notice, proxy card or on the instructions that accompanied your proxy materials.
A list of the Company’s shareholders will be available for inspection during the Annual Meeting. The shareholder list will be made available for viewing 10 days prior to the meeting at www.meetingcenter.io/282834399. Shareholders may log on with the control number included on your Notice, proxy card or on the instructions that accompanied your proxy materials.

By Order of the Board of Directors

CHOICE HOTELS INTERNATIONAL, INC.

Simone Wu Senior Vice President, General Counsel, Corporate Secretary & External Affairs
April 6, 2020
Rockville, Maryland

The Annual Meeting will be held virtually, solely online via live webcast.
There will not be a physical location for the Annual Meeting.
PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT YOUR
PROXY BY COMPLETING AND RETURNING THE ENCLOSED
PROXY CARD OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR ONLINE.

CHOICE HOTELS INTERNATIONAL, INC.
1 CHOICE HOTELS CIRCLE, SUITE 400
ROCKVILLE, MARYLAND 20850

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 1, 2020

GENERAL INFORMATION
The Board of Directors (the “Board”) is soliciting your proxy for the 2020 Annual Meeting of Shareholders (the “Annual Meeting”). As a shareholder of Choice Hotels International, Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are being asked to vote this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.
In this proxy statement, we refer to Choice Hotels International, Inc., as “Choice,” “Choice Hotels” or the “Company.”
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is being mailed with this proxy statement. The Annual Report on Form 10-K is not part of the proxy solicitation material.
The Board is sending proxy materials to you and all other shareholders on or about April 6, 2020. The Board is asking for you to vote your shares by completing and returning the proxy card, voting online or voting by telephone.
Shareholders who owned shares of the Company's common stock ("Common Stock") as of the close of business on March 5, 2020 are entitled to notice of, and to vote at, the virtual Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 5, 2020, there were 55,846,291 outstanding shares of Common Stock.
Because the Annual Meeting will be held virtually, solely online via live webcast, shareholders will not be able to physically attend the Annual Meeting. To attend the virtual Annual Meeting, vote your shares electronically and submit your questions during the meeting, visit www.meetingcenter.io/282834399. The password for the Annual Meeting is CHH2020. To participate in the Annual Meeting, you will also need to the control number included on your Notice, proxy card or on the instructions that accompanied your proxy materials.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s 2019 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

2020 Annual Meeting of Shareholders

Date and Time:	May 1, 2020, 9:00 a.m. Eastern Time
Location:	Virtual meeting (online at www.meetingcenter.io/282834399)
Record Date:	March 5, 2020
Voting:
Shareholders as of the record date are entitled to vote by completing and returning their proxy card or voting instruction card; by internet at www.envisionreports.com/chh; by telephone at 1-800-652-8683; or online during the virtual Annual Meeting. If you hold your stock in street name, please see "Questions and Answers" for more information about voting.

Voting Matters and Board Recommendations

Board Recommendation
Proposal 1	Election of Ten Director Nominees	FOR each Nominee
Proposal 2	Advisory Approval of the Compensation of the Company's Named Executive Officers	FOR
Proposal 3	Ratification of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm	FOR

Governance Highlights

The Company is committed to maintaining good corporate governance as a critical component of our success in driving sustained shareholder value. With a focus on serving the interests of shareholders, the Board collaborates with the Company's senior management and external advisors to remain abreast of and evaluate corporate governance trends and best practices.

☑ Majority voting - Annual election of directors by majority vote	☑ Independent Board committees - The Compensation and Management Development Committee, Audit Committee and Corporate Governance and Nominating Committee are made up entirely of independent directors
☑ Separate Chairman and CEO - Separate positions for Chairman of the Board and CEO	☑ Succession planning - Annual report of succession planning and management development by CEO
☑ Regular executive sessions - The independent directors of the Board meet regularly in executive session (four independent director executive sessions were held in 2019)	☑ Board assessments - Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee
☑ Lead independent director - In addition to chairing the executive sessions, the lead independent director manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board

☑ Hedging policy - The Company has a comprehensive insider trading policy and prohibits hedging by any Associates (employees, directors, contractor or consultants), other than Bainum family directors in relation to certain indirectly held shares

☑ Stock ownership and holding requirements - Directors and executive officers have robust stock ownership and holding requirements	☑ Pledging policy - The Company prohibits any Associates, other than directors, from pledging shares
☑ Clawback policy - Executives' incentives are subject to a clawback that applies in the event of certain financial restatements	☑ Ethics hotline - Global hotline and web portal to encourage employees to report financial, ethics and employee relations issues
☑ Director training programs - Board governance training program	☑ Sustainability efforts - Long-standing commitment to sustainability and environmentally friendly building and operating practices

Directors

You are being asked to vote for ten directors from the nominees named in this proxy statement. Except for Mr. Stewart W. Bainum, Jr., Mr. Brian B. Bainum and Mr. Patrick S. Pacious, all nominees meet the New York Stock Exchange ("NYSE") listing standards for director independence.

Nominees*
Name	Age	Director Since	Occupation	Independent	A	CMD	CGN	D
Barbara T. Alexander	71	2012	Independent Consultant, Former Senior Advisor for UBS	X	CH			M
Brian B. Bainum	35	2019	Independent Management Consultant, Investor					M
Stewart W. Bainum, Jr.	73	1976, except 1996-1997	Chairman of the Board, Investor
William L. Jews	68	2000, except 2005-2006	Former President and Chief Executive Officer, CareFirst, Inc.	X		M	CH	M
Monte J.M. Koch	56	2014	Retired Partner, BDT & Company; Co- Founder, Ten-X	X	M		M
Liza K. Landsman	50	2014	General Partner, NEA Venture Capital, Former President, Jet.com	X	M			CH
Patrick S. Pacious	54	2017	President and Chief Executive Officer
Ervin R. Shames	79	2002	Lead Independent Director, Management Consultant, Former Chief Executive Officer of Borden, Inc.	X	M	M	M
Maureen D. Sullivan	38	2018	Chief Operating Officer, Rent the Runway	X		M	M
John P. Tague	57	2012	Former President and Chief Executive Officer, Hertz Global Holdings, Inc.	X	M	CH
*A= Audit Committee, CMD = Compensation and Management Development Committee, CGN = Corporate Governance and Nominating
Committee, D = Diversity Committee, CH = Chair, M = Member

Board Composition and Tenure

The Company is committed to a Board comprised of diverse individuals and diverse thought.  Notably, the Board has three female directors, representing 30% of the Board seats.

The Company's Board has an average tenure of approximately 11.6 years as of December 31, 2019 (excluding Mr. Stewart W. Bainum, Jr., one of the largest shareholders of our Company, average tenure is approximately eight years). In addition, the Company's Board has shown a healthy degree of refreshment, adding seven new directors in the prior eight years (five of whom are independent).

Corporate Social Responsibility

We strive to improve our communities and the world in which we live, including through activities of the Company's foundation, the Choice Hotels International Foundation, through recycling and conservation promotion, and through ongoing corporate social responsibility efforts. Choice’s inaugural environmental, social and governance report can be found at https://www.choicehotels.com/about/responsibility*

The mission of the Choice Hotels International Foundation is to enhance the communities in which Choice franchisees, associates and consumers live and serve through the power of human connection - enabling access to food, shelter and the tools for personal and professional advancement. To this end, Choice donated over $750,000 in cash and in-kind donations to deserving non-profits in 2019. Choice also has a paid volunteer leave program and an associate matching donation program.

Choice partners with Operation Homefront, a national nonprofit whose mission is to build strong, stable, and secure military and veteran families. In addition to making a financial commitment of $160,000 to Operation Homefront in cash and in-kind donations, the Company awarded 10 families at the Gaithersburg Operation Homefront transitional housing village complimentary hotel and airfare to go home for the holidays.

As a member of the Red Cross' Annual Disaster Giving ("ADGP") program, combined with guest Choice Privileges® redemptions, Choice donated $250,000 to the American Red Cross in 2019. This type of ADGP donation ensures that the Red Cross can pre-invest so that they’re always ready to respond, day and night.

The Company has a "Room to be Green" program for its franchisees, which has a multi-tiered approach to increased recycling and conservation. All franchisees participate in the first tier of Room to be Green, which focuses on energy conservation via replacing light bulbs with CFL or LED lighting; water conservation via linen and towel reuse programs; waste reduction via recycling programs in all hotels; employee engagement and operational excellence with a staff member "Green Leader" at each hotel; and smart, safe & sustainable product usage via replacement of styrofoam with sustainable alternatives. Many hotels participate in additional levels of Room to Be Green, including activites such as investing in energy management systems or renewable energy sources and pursuing LEED certified status.

Choice Hotels participates in Clean the World, distributing recycled soap and hygiene products to children and families in countries with a high death rate due to acute respiratory infection (pneumonia) and diarrheal diseases (cholera), two of the top killers of children under five.

The Company is committed to an inclusive corporate culture and is proud of being named as one of the Best Employers for Diversity for 2019 by Forbes magazine. The Company has also received "Best Places to Work for People with Disabilities” with a top score in the 2018 Disability Equality Index, “Best Places to Work for LGBTQ Equality” with a 100% Corporate Equality Index designation from the Human Rights Campaign in 2019, and "Top Work Places 2019" from the Washington Post.

*The information on the Company website is not part of this proxy statement and is not soliciting material.

2019 Business Performance Highlights

Hotel Development	Shareholder Return and Financial	Operational
Domestic, upscale, midscale and extended stay brands reported a 3.1% increase in units and a 4.3% growth in rooms versus 2018.	Total revenues increased 7% in 2019 to $1.1 billion and Procurement Services revenues increased 18% to $61.4 million.	International hotels and rooms as of December 31, 2019, increased 3.5% and 7.4%, respectively, from December 31, 2018.
The Cambria brand achieved a record 10 Cambria hotels opened in key markets and grew the number of rooms by 28%. Additionally, Cambria reached a milestone of 50 opened hotels with 27 hotels under construction at December 31, 2019.

	Diluted earnings per share for the year ended December 31, 2019 increased $0.18 to $3.98 over the same period of the prior year.	Effective 2019 royalty rate for the domestic hotel system increased 11 basis points over the prior year.
Surpassed 400 domestic hotels in its extended stay portfolio at December 31, 2019, a 10% increase since December 31, 2018.	Paid cash dividends of $48 million and repurchased 0.6 million shares of common stock under the share repurchase program at a total cost of $51 million.	Increased membership in the Company's Choice Privileges loyalty program to over 44 million members and increased both the share of revenue and the total number of stays from existing loyalty members.

Stock Performance Graph

This graph shows the cumulative total shareholder return for Choice’s Common Stock in each of the five years from December 31, 2014 to December 31, 2019. The graph also compares the cumulative total returns for the same five-year period with the NYSE Composite Index, the S&P Hotels, Resorts and Cruise Lines Index and our performance peer group of companies, weighted according to the respective peer’s stock market capitalization at the beginning of each annual period. The comparison assumes $100 was invested on December 31, 2014, in Choice stock, the NYSE Composite Index, the S&P Hotels, Resorts and Cruise Lines Index and Choice’s performance peer group and assumes that all dividends were reinvested.

# COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Choice Hotels International, Inc., the NYSE Composite Index,
the S&P Hotels, Resorts & Cruise Lines Index, and a Peer Group

$250
$200
$150
$100
$50
$0
12/31/14
6/30/15
12/31/15
6/30/16
12/31/16
6/30/17
12/31/17
6/30/18
12/31/18
6/30/19
12/31/19
Choice Hotels International, Inc.
NYSE Composite
S&P Hotels, Resorts & Cruise Lines
Peer Group

Five Years Ended December 31, 2019 (Initial Investment $100)

	Initial	2015	2016	2017	2018	2019
Choice Hotels International, Inc.	100.00	91.32	103.23	144.77	135.04	197.04
NYSE Composite	100.00	95.91	107.36	127.46	116.06	145.66
S&P Hotels, Resorts & Cruise Lines	100.00	103.87	111.68	166.50	136.42	186.97
Performance Peer Index (2019 Peer Group)	100.00	101.45	110.74	136.39	127.90	150.05

Performance Peer Index - Boyd Gaming Corporation, Domino's Pizza, Inc., Dunkin' Brands Group Inc., Expedia Group, Inc., Extended Stay America, Inc., Host Hotels & Resorts Inc., Hyatt Hotels Corporation, Intercontinental Hotels Group PLC, Marriott Vacations Worldwide Corporation, TripAdvisor Inc., Wyndham Hotels & Resorts, Inc., The Wendy's Company and Vail Resorts, Inc.

2019 Compensation Highlights

Choice’s executive compensation program links a substantial portion of each executive’s total compensation opportunity to achievement against performance metrics we believe drive shareholder value. In rewarding executives, the Company intends to continue its practice of providing direct accountability for individual, shared and organizational results, ensuring that rewards are commensurate with each executive's contributions to the results delivered for shareholders. Our performance measurement framework for incentive-based pay for our named executive officers ("NEOs") is summarized below.

Annual Incentive
Patrick S. Pacious
80%
Operating Income
10%
Market Share
10%
Likelihood to Recommend
David A. Pepper
100%
Target Number of Executed Franchise Agreements and Targeted Total Deal Value*
Dominic E. Dragisich
Simone Wu
John E. Bonds
70-80%
Operating Income
0-10%
Market Share
0-20%
Likelihood to Recommend
10-20%
Individual Objectives

Long-Term Incentive
50%
Performance Vested Restricted Stock Units ("PVRSU")
3-Year EPS Target
25%
Service Based Restricted Stock ("RS")
Retention
25%
Stock Options
Stock Price

*Mr. Pepper's short-term incentive may be leveraged up or down by the Company's actual operating income achievement.

Our executive compensation programs are designed to align pay with performance and to align the economic interests of executives and shareholders. The charts below show the mix of targeted total direct compensation (“TDC”) (base salary, target annual incentive and target long-term incentive) for the CEO and other NEOs in 2019. Consistent with our pay-for-performance philosophy, the largest portion of compensation (approximately 84% for our CEO and on average 71% for our other NEOs) is variable or performance-based annual and long-term incentives.

2019 Executive Compensation Summary

Set forth below is the 2019 compensation for our NEOs:

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Patrick S. Pacious, President and Chief Executive Officer	1,040,385	—	3,150,162	1,050,002	1,452,598	9,222	119,063	6,821,432
Dominic E. Dragisich, Chief Financial Officer	559,354	—	927,058	308,991	489,767	—	114,526	2,399,696
David A. Pepper, Chief Development Officer	517,885	—	1,637,607	212,509	335,155	165,113	74,015	2,942,284
Simone Wu, Senior Vice President, General Counsel, Corporate Secretary & External Affairs	498,431	—	442,592	147,502	233,372	—	66,833	1,388,730
John E. Bonds, Senior Vice President, Enterprise Operations and Technology	436,923	—	495,096	165,005	221,702	—	40,230	1,358,956
 *See the full Summary Compensation Table for the years ended December 31, 2019, 2018 and 2017 and related footnotes beginning on page 54.

Response to the 2019 Say on Pay Vote

In 2019, 99% of votes cast were in favor of our compensation proposal. The Compensation and Management Development Committee considers the results of the advisory vote during its annual review of the total compensation provided to our NEOs and other executives. Given the significant level of shareholder support, the Committee concluded that our shareholders agree that our compensation program continues to provide a competitive pay-for-performance alignment that effectively incentivizes our NEOs to maximize shareholder value and encourages long-term retention. Accordingly, the Committee determined not to make significant changes in 2019 to the executive compensation program. The Committee engages in outreach with its largest shareholders each year regarding compensation as well as governance matters. This outreach utilizes investor conferences, in-person meetings telephone discussions. The Committee will continue to consider the outcome of our say-on-pay votes and views of our shareholders when making future compensation decisions.

Important Dates for 2020 Annual Meeting of Shareholders

Shareholder proposals submitted for inclusion in our 2021 proxy statement pursuant to SEC Rule 14a-8 must be received by December 7, 2020.
Notice of shareholder proposals to nominate a person for election as a director or to introduce an item of business at the 2021 Annual Meeting of Shareholders outside Rule 14a-8 must be received no earlier than January 31, 2021 and no later than March 2, 2021.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.
Shareholders who owned Common Stock as of the close of business on March 5, 2020 may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 55,846,291 shares of Common Stock outstanding on March 5, 2020.

Q.	Why are you holding a virtual meeting instead of a physical meeting?

A.
As part of our precautions to proactively deal with the unprecedented public health impact of the coronavirus (COVID-19) pandemic, the Annual Meeting will be held virtually, solely by means of remote communication online. We believe that hosting a virtual meeting supports the health and well-being of our shareholders, Board of Directors and other stakeholders. Shareholders will have an equal opportunity to participate regardless of geographic location.

Q.	How can I attend the Annual Meeting?

A.
The Annual Meeting will be a completely virtual meeting, conducted solely online via live webcast. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. There will not be a physical location for the Annual Meeting.
You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.meetingcenter.io/282834399. The password for the meeting is CHH2020. To participate in the virtual Annual Meeting, you will also need the control number included on your Notice, proxy card or on the instructions that accompanied your proxy materials.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The virtual Annual Meeting will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

Q.	How do I register to attend the Annual Meeting virtually on the Internet?

A.
If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually. To register to attend the Annual Meeting online by live webcast you must submit proof of your proxy power (legal proxy) reflecting your Choice Hotels International, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 28, 2020. You will receive a confirmation of your registration by email after we receive your registration materials.
Requests for registration should be directed to us at the following:
By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail: Computershare, Choice Hotels International, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001

Q.	Why am I receiving this proxy statement?

A.
This proxy statement describes proposals which are being submitted to shareholders for a vote. It gives you information on these proposals, as well as other information, so that you can make informed decisions.

Q.	What is the proxy card?

A.
The proxy card enables you to vote whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting virtually, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing the designated proxies, Simone Wu (the Company's Senior Vice President, General Counsel, Corporate Secretary & External Affairs) and Dominic E. Dragisich (the Company's Chief Financial Officer) to vote your shares of Common Stock at the meeting, as you have instructed them on the proxy card, or in the absence of such instructions, in accordance with the recommendations of the Board. If a proposal is properly presented for a vote at the Annual Meeting that is not on the proxy card, Ms. Wu and Mr. Dragisich will vote your shares, under your proxy, at their discretion.

Q.	On what issues am I voting?

A.	We are asking you to vote on:
	●	Proposal 1 - The election of the ten director nominees named in this proxy statement.
	●	Proposal 2 - An advisory vote to approve executive compensation of our NEOs.
	●	Proposal 3 - The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Q.	What is the difference between a record holder and a “street name” holder?

A.
If your shares of Common Stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of Common Stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct, or follow the procedures provided to you by, the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

●	If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

●	If you sign, but do not mark your voting instructions on the proxy card, your shares will be voted in accordance with the Board's recommendations.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote online: You may do this by accessing www.envisionreports.com/chh and following the instructions. You may also vote during the virtual Annual Meeting. You will need your proxy card available if you vote online.

If you are a “street name” holder:

If you hold your shares of Common Stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions online or by telephone.

Q.	What does it mean if I receive more than one proxy card or voting instruction form?

A.
It means that you have multiple accounts at the transfer agent or with brokerage firms. Please complete and return all proxy cards or voting instruction forms you may receive, or otherwise vote your shares online or by telephone as described herein or on the voting instruction form, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a holder of record, you may revoke your proxy by any of the following means:

●	signing or submitting another proxy before the Annual Meeting as provided herein with a later date;
●	changing your vote during the virtual Annual Meeting; or
●
sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder, your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

If you are a street name holder, brokerage firms have authority under the NYSE rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Three is considered a routine matter under the NYSE rules.

Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposals One or Two. Likewise, your brokerage firm may either:

●	vote your shares on Proposal Three and any other routine matters that are properly presented at the meeting, or
●	leave your shares unvoted as to Proposal Three and any other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm. This ensures your shares will be voted at the meeting.

Q.	How many shares must be present to hold the meeting?

A.
To hold the meeting and conduct business, a majority of the Company’s outstanding shares of Common Stock as of the close of business on March 5, 2020 must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the virtual meeting if the shareholder either:

●	votes while in attendance at the virtual meeting, or
●	has properly submitted a proxy card, or voted their shares by telephone or online.

Q.	What are my voting choices when voting on the election of directors? (Proposal 1)

A.	You may vote either “for” or “against” each nominee, or you may "abstain" from voting.

If you give your proxy without voting instructions, your shares will be counted as a vote for each nominee.

Q.	How many votes must the nominees have to be elected as directors?

A.	Directors are elected by a majority of votes cast in person or by proxy at the meeting. Abstentions and broker non-votes are treated as not voting on the matter.

Q.	What happens if a nominee is unable to stand for election?

A.
The Board expects that each of the nominees will be available for election and willing to serve. If any nominee is unable to serve at the time the election occurs, the Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or online, Simone Wu or Dominic E. Dragisich can vote your shares for a substitute nominee. They cannot vote for more than ten nominees.

Q.	What are my voting choices when voting to approve the advisory vote to approve executive compensation? (Proposal 2)

A.	You may vote either “for” or “against” the approval of the proposal, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for approval of executive compensation.

Q.	How many votes are needed to approve the advisory vote to approve executive compensation?

A.
The vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to approve the proposal on executive compensation. The proposal is an advisory vote, which means that it is non-binding on the Company. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes are treated as not voting on the matter.

Q.
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020? (Proposal 3)

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020?

A.
The vote of a majority of the shares present in person or by proxy and voting on the matter is required to ratify the appointment of Ernst & Young LLP. Abstentions and broker non-votes are treated as not voting on the matter.

Q.	What happens if Ernst & Young LLP is not ratified as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020?

A.
Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered accounting firm. Even if the selection is ratified, the Committee may select a different independent registered accounting firm at any time during the year if it determines that this would be in the best interests of the Company and our shareholders.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and online voting reports, ballots and voting tabulations identifying shareholders are kept confidential and will not be disclosed, except as required by law.

Q.	Where do I find voting results of the meeting?

A.
We will announce preliminary voting results at the Annual Meeting. We will publish the final results in a Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) after the Annual Meeting.

Q.	How can I review the Company’s Annual Report on Form 10-K?

A.
The Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well as the Company’s proxy materials, on the website listed below or on the investor relations section of our website www.choicehotels.com. You may also view the Form 10-K through the SEC’s website at www.sec.gov. You may also obtain a copy of the Form 10-K free of charge by contacting the Company at (301) 592-5100.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 1, 2020.

The proxy statement and the Company’s Annual Report on Form 10-K are available at www.envisionreports.com/chh.

PROPOSAL 1—ELECTION OF TEN DIRECTOR NOMINEES
Nomination
Ten directors are nominated for election at the 2020 Annual Meeting, to hold office until the 2021 Annual Meeting of Shareholders, or until their successors are elected and qualified.
The Company’s Restated Certificate of Incorporation provides that the number of directors must be at least three but not more than 12. The exact number of directors within that range is determined from time to time by the Board.
All directors are elected annually by a majority vote, except in the case of a contested election, in which case directors are elected by a plurality vote.
The Board has nominated ten individuals to serve as directors: Barbara T. Alexander, Brian B. Bainum, Stewart W. Bainum, Jr., William L. Jews, Monte J.M. Koch, Liza K. Landsman, Patrick S. Pacious, Ervin R. Shames, Maureen D. Sullivan and John P. Tague.
Each of the nominees is currently a member of our Board.
Family Relationships
The Chairman of the Board, Stewart W. Bainum, Jr., is the uncle of one of our nominees, Brian B. Bainum. Other than the family relationship between Mr. Stewart W. Bainum, Jr. and Mr. Brian B. Bainum, there are no other familial relationships among our directors or executive officers.
Director Nominee Information and Qualifications
The Board requires that its members possess the highest personal and professional integrity and be positioned to contribute to the Board’s effectiveness through their experience. The Board values diversity of viewpoint and opinion, and the Board has been, and continues to be, focused on diversity, including diversity of gender, race and ethnicity. The Board, and specifically the Corporate Governance and Nominating Committee, views diverse representation as the best way to represent the interests of all of our shareholders and maximize the Company's success.
The Board’s Corporate Governance and Nominating Committee regularly reviews the experience, qualifications, attributes and skills of each of the Board’s director nominees. The names of Choice's proposed director nominees, their respective ages, their positions with Choice, and other biographical information as of March 18, 2020, are set forth below.
Given Mr. Shames' contributions as a Board member, the Company provided Mr. Shames an age-related waiver to its Board retirement policy. The Board considers any age-related waivers on an annual basis. The Corporate Governance and Nominating Committee’s assessment of the qualifications of each Board member is also included below.

**Barbara T. Alexander**

Age 71
Director since 2012
Independent

Committees
- Audit (Chair)
- Diversity

## BACKGROUND

Barbara T. Alexander has been an independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. and successor firms. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers.

## QUALIFICATIONS

Ms. Alexander's experience and expertise in corporate finance provides the full Board generally, and the Audit Committee specifically, with valuable opinions and advice on financial and accounting matters. In addition, her experience as a director of other public companies provides the Board with a source for comparative and alternative Board decision-making and operational strategies which the Board expects to rely on increasingly as the Company expands its presence both domestically and around the world.

## OTHER PUBLIC COMPANY BOARDS

| Current | Past 5 Years |
|---|---|
| QUALCOMM Incorporated (Compensation Committee Chair) | KB Home |
| | Allied World Assurance Company Holdings, Ltd. (Audit Chair) |

**Stewart W. Bainum, Jr.**

Age 73
Director since 1976, except 1996-1997
Chairman of the Board

Committees
- None

## BACKGROUND

Stewart W. Bainum, Jr. has been Chairman of the Board of Choice Hotels International, Inc. since October 1997 and from March 1987 to November 1996; and Managing Member of Artis Senior Living, LLC, a developer-owner-operator of assisted living residences, since 2012. He currently serves on the Board of Advisors of UCLA's Anderson School of Management and is a member of the Real Estate Roundtable.

He previously served as a director of the Board of Realty Investment Company, Inc., a real estate management and investment company, from December 2005 through December 2016 and Chairman from December 2005 through June 2009; director of the Board of Sunburst Hospitality Corporation, a real estate developer, owner and operator, from November 1996 through December 2016 and Chairman from November 1996 through June 2009; and director of SunBridge Manager LLC, a private investment management firm, from December 2014 through December 2016. Mr. Bainum also previously served as a director of Manor Care, Inc., from September 1998 to September 2002, serving as Chairman from September 1998 until September 2001. From March 1987 to September 1998, he was Chairman and Chief Executive Officer of Manor Care, Inc. He served as President of Manor Care of America, Inc. and Chief Executive Officer of ManorCare Health Services, Inc. from March 1987 to September 1998, and as Vice Chairman of Manor Care of America, Inc. from June 1982 to March 1987.

**Liza K. Landsman**

Age 50
Director since 2014
Independent

Committees
- Audit
- Diversity (Chair)

## BACKGROUND

Liza K. Landsman is General Partner at New Enterprise Associates (NEA), a leading venture capital firm, and was formerly President of Jet.com (acquired by Walmart in 2016 for 3.3BN). Prior to 2015, Ms. Landsman served as EVP and Chief Marketing Officer of E*TRADE. In her role at E*TRADE, Landsman was responsible for the company's marketing initiatives and sat on the Executive Committee of the firm. Prior to her role as Chief Marketing Officer at E*TRADE, she served as Managing Director of Digital Marketing at BlackRock, Inc.; served as Operating Partner and Acting Chief Marketing Officer at Bravas Partners LLC; and served in a variety of roles at Citigroup, Inc. over a 10-year period.

## QUALIFICATIONS

Ms. Landsman brings over 25 years of digital, mobile and social media experience with large global companies and start-up businesses to the Choice Board. She possesses a strong background in financial services, particularly within the consumer banking, wealth management and credit card industries. Ms. Landsman's digital experience, knowledge of consumer behavior and deep understanding of how consumers interact across different channels make her an asset to the Board.

## OTHER PUBLIC COMPANY BOARDS

| Current | Past 5 Years |
| --- | --- |
| None | Veritiv (VRTV) |

**John P. Tague**

Age 57
Director since 2012
Independent

Committees
• Compensation and Management Development (Chair)
• Audit

## BACKGROUND

John P. Tague is the retired President and Chief Executive Officer of Hertz Global Holdings, Inc. He served as a Director of The Hertz Corporation from November 2014 to January 2017. He served as a Director of Hertz Global Holdings, Inc. (formerly, Hertz Rental Car Holding Company) from June 2016 to January 2017. He served as a Director of Hertz Global Holdings, Inc. (now Hertz Holdings Inc.) from November 2014 to June 2016. He was Chairman and CEO of Cardinal Logistics Holdings from July 2011 until November 2014; Mr. Tague served UAL Corporation through October 2010 when he retired as President. He served as Executive Vice President and Chief Revenue Officer of United Air Lines, Inc. and UAL Corporation from April 2006 until May 2008. He joined United as Executive Vice President in 2003.

## QUALIFICATIONS

Mr. Tague's extensive experience in the car rental and airline industries enables him to provide the Board with input and suggestion relevant to the overall travel industry. Because Mr. Tague's industry experience is not hotel-based, he provides the Board with unique opinions and assessments about the sector of the travel/hospitality industry in which the Company operates.

## OTHER PUBLIC COMPANY BOARDS

| Current | Past 5 Years |
|---|---|
| None | Hertz Global Holdings, Inc. |

Board Recommendation
The Board recommends a vote FOR each of the director nominees.

CORPORATE GOVERNANCE
Board of Directors
The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chairman, the CEO and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.
In 2019, the Board held four meetings and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he or she served. In 2019, all of the then-current Board members except Mr. Renschler, who was not a nominee for 2019-2020 Board, attended the Annual Meeting. As stated in the Company's Corporate Governance Guidelines, the Company expects all directors to attend the Annual Meeting. The independent, non-management members of the Board are required to meet at least once a year in executive session without management. Mr. Shames, the lead independent director, chairs these meetings. Four such meetings were held in 2019.
The Board has adopted Corporate Governance Guidelines, a Corporate Ethics Policy and charters for each of its standing committees, including the Audit Committee, Compensation and Management Development Committee, Corporate Governance and Nominating Committee, and Diversity Committee, each of which is discussed further below. The Corporate Governance Guidelines, Corporate Ethics Policy and several of the committee charters were updated in 2019. The Corporate Governance Guidelines, Corporate Ethics Policy and all standing committee charters are included in the investor relations section of the Company’s website at www.choicehotels.com.
Board Leadership Structure
The Board is led by the Chairman, Mr. Stewart W. Bainum, Jr., who has served in this role for more than 25 years. The benefits of Mr. Bainum’s leadership of the Board stem both from Mr. Bainum’s long-standing relationship and involvement with the Company, which provides a unique understanding of the Company’s culture and business, as well as his on-going role as the Board’s primary day-to-day contact with the Company’s senior management team, which ensures that a constant flow of Company-related information is available to the Board as a whole. This flow of communication enables Mr. Bainum to identify issues, proposals, strategies and other considerations for future Board discussions and informs his role as leader in many of the resulting discussions during Board meetings. Mr. Bainum also brings the perspective of a major shareholder to the Board.
The Company has elected to separate the positions of Chairman (held by Mr. Bainum) and CEO (held by Mr. Pacious). Although Mr. Pacious serves as a member of the Board, we believe that Mr. Bainum’s role as Chairman provides for a meaningful division of leadership between management and the Board.
In addition to this division of leadership between Chairman and Chief Executive Officer, leadership is further enhanced on the Board based on the Board’s annual election of a lead independent director. In light of the Company and Board leadership roles held by Mr. Bainum and Mr. Pacious, the Board believes that it is important to maintain a Board leadership position that is held by an independent director. Currently, Mr. Shames serves as the Board’s lead independent director. In his role as lead independent director, Mr. Shames serves as chairman of executive session meetings in which Mr. Bainum and Mr. Pacious (as well as Mr. Brian B. Bainum) do not participate. The goal and purpose of these meetings chaired by Mr. Shames is to permit the non-management and independent members of the Board to freely discuss issues or concerns related to Company and Board performance, including issues or concerns related to Company or Board leadership. The Board meets regularly in executive session. Four such meetings were held in 2019. In addition to chairing the executive sessions, the lead independent director or his designee manages the Board’s review of the CEO’s performance, coordinates activities of the independent directors and performs any other duties assigned by the Board.
Board’s Role in Risk Oversight
The Board administers its risk oversight function through two primary mechanisms: (1) through the adoption and enforcement of Board policies and procedures intended to require the full Board to discuss, address and approve or disapprove certain items determined by their nature to involve various risks requiring Board consideration and (2) through the efforts of the Board’s Audit Committee, which focuses on the particular risks to the Company that arise out of financial reporting and other pertinent areas.
The Board’s primary role in risk oversight is to establish and maintain effective policies and procedures that serve to highlight or expose critical risks. The Board has adopted a set of Board policies applicable to various transactions involving the Company and its directors, officers and employees that the Board has determined are likely to involve a potentially higher degree of risk than ordinary course transactions and therefore are appropriately reviewable by the full Board. For these transactions, the Company is required to obtain Board approval, which provides the Board with an opportunity to discuss the transaction and attendant risk, prior to the transaction becoming binding on the Company. Those transactions requiring prior Board approval include transactions above certain limits, certain lending arrangements, certain litigation settlements, and certain related party transactions. In addition to the full Board’s role in risk oversight, different committees of the Board play a role in overseeing risks attendant to the committee’s particular area of focus. For instance, the Compensation and Management Development Committee assumes primary responsibility for risk oversight as it relates specifically to the Company’s compensation policies and practices and the Corporate Governance and Nominating Committee and Diversity Committee are empowered to raise risks or potential risks brought to such Committee’s attention to the full Board for discussion. In addition, as discussed below, the

Board’s Audit Committee has specific functions and responsibilities that generally relate to the risk oversight function, including risks relating to financial reporting compliance and cybersecurity.
The general functions of the Audit Committee are as set forth under the heading Committees of the Board – Audit Committee. As a result of the Audit Committee’s performance of these functions, it is often provided with access to reports and analysis (either internally generated or created by the Company’s independent registered public accounting firm) relating to issues or concerns that, because of the potential for exposure to risk, the Committee determines to be proper for additional review and discussion. Often, these discussions may remain within the Audit Committee, if, after discussions with the Company’s CEO, CFO, Chief Accounting Officer and other relevant Company employees, the result of the review is a determination by the Audit Committee that the identified potential for risk is being adequately addressed by the Company. In certain circumstances, the Audit Committee may determine (either initially after identification of the potential risk or after a preliminary review conducted by the Audit Committee) that certain risks or potential risks be referred to the full Board for discussion.
Director Independence
The Board currently has ten directors, a majority (seven) of whom the Board has determined to be “independent” under the listing standards of the NYSE. The independent directors are Barbara T. Alexander, William L. Jews, Monte J.M. Koch, Liza K. Landsman, Ervin R. Shames, Maureen D. Sullivan and John P. Tague.
In determining director “independence,” the Board applies the standards as set forth in the listing standards of the NYSE and additional independence standards adopted by our Board as follows:

•
No director can be “independent” until five years following the termination or expiration of a director’s employment with the Company, rather than three years as currently required under the NYSE rules;

•
No director can be “independent” who is, or in the past five years has been, affiliated with or employed by a present or former outside auditor of the Company until five years after the end of either the affiliation or the auditing relationship, rather than three years as currently required under the NYSE rules; and

•	No director can be “independent” if he or she in the past five years has been part of an interlocking directorate, rather than three years as currently required under the NYSE rules.
Corporate Governance Guidelines
The Corporate Governance Guidelines, adopted by the Board and updated in April 2019, are a set of principles that provide a framework for the Company’s corporate governance. The main tenets of the Guidelines are:

•	Create value for shareholders by promoting their interests;

•	Focus on the future, formulate and evaluate corporate strategies;

•	Duty of loyalty to the Company by directors;

•	Annual CEO evaluation by independent directors;

•	Annual approval of three-year strategic plan and one-year operating plan or as the Board deems necessary in the event there are no material changes to the strategic and operating plans then in effect;

•	Annual assessment of Board and committee effectiveness by the Corporate Governance and Nominating Committee;

•
Directors are required to reach and maintain ownership of $300,000, increased effective April 19, 2019 to five times the then current standard annual cash retainer (currently $375,000) of Company stock within five years of election to the Board;

•	Directors attendance expectations; and

•	Annual report of succession planning and management development by Chief Executive Officer.
Corporate Ethics Policy
The Board has established a Corporate Ethics Policy to aid each director, officer and employee of the Company (including the CEO, CFO and Chief Accounting Officer) and its subsidiaries in making ethical and legal decisions in his or her daily work. The Corporate Ethics Policy was updated in April 2019. To the extent approved or granted, the Company will post amendments to or waivers from the Corporate Ethics Policy (to the extent applicable to the CEO, CFO and Chief Accounting Officer) on the Company’s website.
Committees of the Board
The standing committees of the Board are the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance and Nominating Committee and the Diversity Committee. The charters for each of these committees are included in the investor relations section of the Company’s website at www.choicehotels.com. All of the current members of each of the Audit Committee, Compensation and Management Development Committee and Corporate Governance and Nominating Committee are independent, as required by the committee charters, the current listing standards of the NYSE and the rules of the SEC, as applicable.
The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2019.

Compensation and Management Development Committee
Under the terms of its charter, as updated in April 2019, the Compensation and Management Development Committee discharges the Board’s responsibilities relating to compensation of the Company’s executives through the following functions, among others:

•	Overseeing the administration of the Company’s equity compensation plans and authorizing equity awards thereunder;

•	Establishing and updating the “peer group” used to compare the Company’s compensation practices;

•	Reviewing and approving the compensation of executive officers, in light of shareholder “Say on Pay” results and other relevant factors;

•	Setting the compensation for the non-employee members of the Board;

•	Reviewing bonus and incentive plans, pensions and retirement;

•	Reviewing other employee benefit plans and programs;

•	Reviewing the Company’s succession plan and management development;

•	Self-evaluating annually;

•	Setting criteria and guidelines for performance of the CEO;

•	Assessing performance of the CEO against performance objectives; and

•	Reviewing and discussing the Company’s Compensation Discussion and Analysis and producing the annual Compensation and Management Development Committee report for the Company’s proxy statement.
The Compensation and Management Development Committee discharges its responsibilities relating to executive management, talent development and succession planning of the Company’s executives by reviewing and discussing the Company’s management succession plan for the CEO and other key senior executives and by reviewing and discussing management development for key executives as part of the Company’s annual talent review process.
During 2019, at the direction of Mr. Tague, the Chairman of the Compensation and Management Development Committee, Mr. Pacious prepared and distributed to Committee members meeting agendas, consultant-provided compensation related information, and Company reports and data in preparation for Committee meetings. Mr. Cimerola, our Chief Human Resources Officer, assisted with preparation of the materials. In conjunction with the Compensation and Management Development Committee Chairman, Messrs. Pacious and Cimerola also prepared and presented specific compensation proposals to the Compensation and Management Development Committee, including Mr. Pacious' assessment of individual executive officer performance and recommended compensation amounts for each officer other than himself. See "Compensation Discussion and Analysis" section below for more information on Mr. Pacious' role in recommending the compensation paid to our NEOs in 2019. None of our executive officers determined or recommended the amount or form of non-employee director compensation.
The Compensation and Management Development Committee has delegated limited authority to our Stock Compensation Committee, currently consisting of our CEO, to make equity awards to employees at the vice president level or lower solely for the purpose of promotion, retention, or new hire. No individual award may exceed $250,000 in value.
In accordance with its charter, the Compensation and Management Development Committee has the authority to retain, terminate and approve professional arrangements for outside compensation consultants to assist the Committee.

From January through August 2019, the Compensation and Management Development Committee retained Mercer (US) Inc. (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"), and, beginning in September 2019, the Compensation and Management Development Committee retained Meridian Compensation Partners, LLC ("Meridian"), each to provide various compensation-related services and assistance. Mercer and Meridian performed the following functions and services:

•	Attended Committee meetings;

•
Provided independent advice to the Committee on current trends and best practices in compensation design and program alternatives and advised on plans or practices that may improve effectiveness of our compensation program;

•	Provided and discussed peer group and various survey data; and, based on this information, offered independent recommendations on CEO and NEO compensation;

•	Advised on CEO pay ratio and related calculations;

•	Reviewed the CD&A, compensation tables and other compensation-related disclosures in our proxy statements;

•	Offered recommendations, insights and perspectives on compensation related matters;

•	Evaluated and advised the Committee regarding enterprise and related risks associated with executive compensation components, plans and structures; and

•	Supported the Committee to ensure executive compensation programs are competitive and align the interests of our executives with those of our shareholders.

Either Mercer or Meridian attended each of the Committee meetings in 2019 in person or by telephone, including executive sessions as requested, and consulted frequently with the Committee Chairman between meetings. Meridian reviewed the CD&A and the executive compensation tables contained in this proxy statement. See "Compensation Discussion and Analysis" below for additional information related to the role of Mercer and Meridian in the Company’s 2019 executive compensation decisions.
The Committee has analyzed whether the work of Mercer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer or any of its affiliates; (ii) the amount of fees the Company paid to Mercer as a percentage of MMC’s total revenue; (iii) Mercer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors whom it employs. The Committee has determined, based on its analysis of the above factors, that the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflict of interest.
The Committee has analyzed whether the work of Meridian as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Meridian or any of its affiliates; (ii) the amount of fees the Company paid to Meridian as a percentage of Meridian's total revenue; (iii) Meridian’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Meridian or the individual compensation advisors employed by the firm with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Meridian or the individual compensation advisors whom it employs. The Committee has determined, based on its analysis of the above factors, that the work of Meridian and the individual compensation advisors employed by Meridian as compensation consultants to the Company has not created any conflict of interest.
In 2019, the Compensation and Management Development Committee met nine times. The Chair of the Compensation and Management Development Committee was John P. Tague and the other members were William L. Jews, Ervin R. Shames and Maureen D. Sullivan. The Board determined that each member of the Compensation and Management Development Committee was independent under the listing standards of the NYSE applicable to Compensation Committee members.
While the charter authorizes the Compensation and Management Development Committee to delegate its responsibilities to subcommittees, to date, the Committee has not delegated any of its responsibilities in this manner, other than its delegation to the Stock Compensation Committee to make equity awards to employees at the vice president level or lower solely for the purpose of promotion, retention, or new hire.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation and Management Development Committee is an officer, former officer, or employee of the Company. During 2019, no member of the Compensation and Management Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2019, no interlocking relationship existed between any of our executive officers or Compensation and Management Development Committee members, on the one hand, and the executive officers or Compensation Committee members of any other entity, on the other hand.
Audit Committee
Under the terms of its charter, as updated in September 2019, the Audit Committee assists the Board to fulfill its oversight responsibilities with respect to the Company’s auditing, accounting and financial reporting processes generally. The Committee discharges these duties through the following functions, among others:

•	Conferring separately with the Company’s independent registered public accounting firm and internal auditors regarding their responsibilities;

•	Reviewing reports of the Company’s independent registered public accounting firm and internal auditors and annual and quarterly reports for filing with the SEC;

•
Reviewing reports of the Company’s independent registered public accounting firm concerning financial reporting processes and internal controls, discussing these internal controls with and suggesting improvements to management;

•	Establishing and monitoring an anonymous complaint hotline and other complaints procedures regarding accounting and auditing matters;

•	Pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm;

•	Self-evaluating annually;

•	Determining the selection, compensation and appointment of the Company’s independent registered public accounting firm and overseeing their work;

•	Reviewing the Company’s policies with respect to risk management;

•	Reviewing with the CEO, CFO or Chief Accounting Officer, the Company’s disclosure controls and procedures; and

•	Overseeing the Company's cyber security and data security practices and procedures.
In 2019, the Audit Committee met eight times. Barbara T. Alexander served as Chair of the Committee. The other members of the Committee in 2019 were Ervin R. Shames, John P. Tague, Monte J.M. Koch and Liza K. Landsman. The Board has determined that Ms. Alexander, Mr. Tague, Mr. Koch and Mr. Shames are qualified as audit committee financial experts within the meaning of the SEC’s regulations. Furthermore, each member of the Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. In addition, the Board also determined that each member of the Audit Committee was independent under SEC rules and the listing standards of the NYSE applicable to Audit Committee members.
Corporate Governance and Nominating Committee
Under the terms of its charter, as updated in April 2018, the Corporate Governance and Nominating Committee identifies individuals qualified to become members of the Board; selects, or recommends that the Board selects, the director nominees for election or to fill vacancies; develops and recommends to the Board a set of Corporate Governance Guidelines applicable to the Company; and oversees the evaluation of the Board. The Committee updated the Corporate Governance Guidelines in April 2019. The Committee also has the following functions, among others:

•	Establishing criteria for Board membership;

•	Conducting the appropriate and necessary inquiries into the backgrounds and qualifications of proposed Board candidates;

•	Reviewing and making recommendations to the Board on the size and composition of the Board and its committees;

•	Reviewing and making recommendations to the Board with respect to directors, if any, who are unable to perform their duties;

•	Reviewing and making recommendations to the Board with respect to the retirement of directors;

•	Reviewing and making recommendations to the Board with respect to the Company’s policies regarding director or senior executive conflict of interest matters;

•	Monitoring and making recommendations to the Board concerning Environmental, Social and Governance, and Corporate Social Responsibility matters;

•	Monitoring and making recommendations to the Board concerning matters of corporate governance; and

•	Reviewing the outside board service by senior executives.
In 2019, the Committee met four times. William L. Jews was the Chair of the Committee and the other members of the Committee were Ervin R. Shames, Monte J.M. Koch and Maureen D. Sullivan.
Diversity Committee
Under the terms of its charter, as updated in September 2019, the Diversity Committee seeks to assist and advise management in developing a workplace culture that values working with diverse groups of people, offering diversity of thought and perspective. The Committee goals reach beyond the workplace culture, also focusing on diverse franchise development, diverse sourcing, inclusive advertising and inclusive community involvement. The Committee seeks to achieve its goals through the following functions, among others:

•	Review and evaluate diversity efforts in workforce development, franchise development, vendor relations, marketing and philanthropy;

•	Review the efforts by management to increase the diversity of the Company's workforce, including at management levels; and

•	Reporting to the Board on diversity matters.
In 2019, the Committee met two times. Liza K. Landsman was the Chair of the Committee and the other members of the Committee were Barbara T. Alexander, Brian B. Bainum and William L. Jews.

Contacting the Board of Directors
Shareholders or other interested parties may contact an individual director, the Chairman or lead independent director of the Board, or the independent directors as a group by mail at the following address:

Mail:	Choice Hotels International, Inc.
1 Choice Hotels Circle, Suite 400
Rockville, Maryland 20850
Attn: Board of Directors
Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Consideration of Director Candidates
The Corporate Governance and Nominating Committee administers the process for nominating candidates to serve on the Company’s Board. The Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the shareholders and for nominating candidates to be considered for election by shareholders at the Company’s Annual Meeting.
The Board has established selection criteria to be applied by the Corporate Governance and Nominating Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence, (ii) integrity, (iii) experience and sound judgment in areas relevant to the Company’s business, (iv) a proven record of accomplishment, (v) willingness to speak one’s mind, (vi) the ability to commit sufficient time to Board responsibilities, (vii) the ability to challenge and stimulate management and (viii) belief in and passion for the Company’s mission and vision. The Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes considerations such as diversity, age and functional skills in relation to the perceived needs of the Board from time to time.
The Corporate Governance and Nominating Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or shareholders of the Company. When reviewing and recommending candidates to join the Board, the Corporate Governance and Nominating Committee considers how each prospective new member’s unique background, experience and expertise will add to the Board’s overall perspective and ability to govern the Company. While the Committee has not established any formal diversity policy to be used to identify director nominees, the Committee recognizes that a current strength of the Board stems from the diversity of perspective and understanding that arises from discussions involving individuals of diverse background and experience. When assessing a Board candidate’s background and experience, the Committee takes into consideration all relevant components, including, but not limited to, a candidate’s gender and cultural and ethnic background. The Committee may also use one or more professional search firms or other advisors to assist the Committee in identifying candidates for election to the Board.
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Shareholders seeking to recommend a prospective candidate for the Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected by mail to: Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table shows how much Common Stock is beneficially owned by (i) each director or nominee of the Company, (ii) each of the Company’s NEOs, (iii) all executive officers, directors and nominees of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s Common Stock, as of March 5, 2020 (unless otherwise noted). Unless otherwise specified, the address for each such person as of March 5, 2020, was 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)		Right to Acquire(2)	Unvested Restricted Stock(3)	Percentage of Shares Outstanding(4)
Stewart W. Bainum, Jr.	11,042,781	(5)(6)	—	5,139	19.78	%(5)(6)
Brian B. Bainum	—		—	1,715	*	(5)(7)
Barbara T. Alexander	22,179		—	3,477	*
William L. Jews	22,516		—	3,477	*
Monte J.M. Koch	8,817		—	3,477	*
Liza K. Landsman	6,868		—	3,477	*
Patrick S. Pacious	153,636		259,703	29,818	*
Ervin R. Shames	41,712		—	3,477	*
Maureen D. Sullivan	—		—	1,715	*
John P. Tague	24,039		—	3,477	*
John E. Bonds	16,974		9,037	4,652	*
Dominic E. Dragisich	2,368		20,276	16,100	*
David A. Pepper	84,667		108,723	6,379	*
Simone Wu	29,487		54,207	4,821	*
All Directors and Executive Officers as a Group (18 persons)	11,523,313		507,784	104,396	21.73%
Principal Shareholders
Barbara J. Bainum	10,909,477	(5)(8)	—	—	19.53	% (5)(8)
Bruce D. Bainum	10,933,882	(5)(9)	—	—	19.58	% (5)(9)
Roberta D. Bainum	10,667,569	(5)(10)	—	—	19.10	% (5)(10)
Realty Investment Company, Inc.	6,821,574	(5)(15)	—	—	12.21	% (5)(15)
Ronald Baron	4,706,207	(11)	—	—	8.44	% (11)
BlackRock, Inc.	3,791,467	(12)	—	—	6.80	% (12)
The Vanguard Group	3,310,173	(13)	—	—	5.93	% (13)
Wellington Group Holdings LLP	4,019,732	(14)	—	—	7.21	% (14)
Eaton Vance Management	4,195,959	(16)	—	—	7.71	% (16)
Christine A. Shreve	3,491,851	(5)(17)	—	—	6.25	%(5)(17)

*	Less than 1%.

1
Includes shares: (i) for which the named person has sole voting and investment power and (ii) for which the named person has shared voting and investment power. Does not include: (i) shares that may be acquired through stock option exercises within 60 days or (ii) unvested restricted stock holdings which the holder maintains voting rights, each of which is set out in a separate column.

2	Shares that can be acquired through stock option exercises within 60 days of March 5, 2020.

3	Shares for which the holder maintains voting rights, but are subject to a vesting schedule, forfeiture risk and other restrictions.

4
For each beneficial owner, ownership percentage is based on (i) the sum of the number of shares listed under each of the column headings Common Stock Beneficially Owned, Right to Acquire and Unvested Restricted Stock and (ii) 55,846,291 shares outstanding on March 5, 2020.

5
Because of SEC reporting rules, shares held by Realty Investment Company, Inc. (“Realty”), a real estate management and investment company, and certain Bainum family entities are attributed to Realty, Christine A. Shreve and more than one of the Bainums included in this table because Realty, Ms. Shreve and such named Bainums have shared voting or dispositive control. As of March 5, 2020, Realty, Ms. Shreve and members of the Bainum family (including various partnerships, corporations and trusts established by members of the Bainum family) in the aggregate have the right to vote 20,605,149 shares, approximately 37% of the shares of Common Stock outstanding as of March 5, 2020.

6
Includes 1,000,222 shares owned by the Stewart W. Bainum, Jr. Declaration of Trust of which Mr. Bainum, Jr. is the beneficiary and co-trustee. Also includes 1,417,056 shares owned by Leeds Creek Holdings, LLC whose only member is Mr. Bainum, Jr.’s trust; 978,482 shares owned by Mid Pines Associates Limited Partnership (“Mid Pines”), in which Mr. Bainum, Jr.’s trust is managing general partner and has shared voting authority; 6,821,574 shares owned by Realty in which Mr. Bainum, Jr.’s trust owns voting stock and has shared voting authority; 163,000 shares owned by the Foundation for the Greatest Good, a private foundation whose principal sponsor is Mr. Bainum, Jr.; 281,818 shares owned by Fund for the Common Good, a tax exempt organization for which Mr. Bainum, Jr. is a Director and has sole voting and dispositive authority; 15,207 shares owned by the Bruce Bainum 2009 Family Trust and 364,321 shares owned by the Bruce Bainum 2012 Non Exempt Family Trust, each of which is a trust for the benefit of the descendants of Mr. Bainum Jr.’s brother, Bruce Bainum, for which Mr. Bainum Jr. is trustee and has voting and dispositive authority; and pursuant to Mr. Bainum Jr.'s employment contract, 5,139 unvested restricted stock shares which vest in equal installments during the periods 2020-2022 and 2021-2023, with 1,101 shares having vested in February 2020. Mr. Bainum Jr.’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759,

7
Brian B. Bainum has an interest in certain Bainum family trusts formed for his benefit and the benefit of his siblings and their descendants. These trusts hold a total of 1,097,543 shares owned either directly or through ownership of family entities, Realty and MidPines. Mr. Bainum’s share of these family trusts would be 365,482 shares. Trusts solely for the benefit of Mr. Bainum also own interests in Realty and MidPines representing an additional 139,331 shares. Further, 6,595 shares are owned by a trust for the sole benefit of Mr. Bainum’s descendants. Mr. Bainum has no voting or investment power over the family trusts, Realty, or MidPines. Mr. Bainum has 1,715 shares in unvested restricted stock. Mr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, MD 20759,

8
Includes 1,030,836 shares owned by the Barbara Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,175,000 shares owned by Shadow Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and trusts for her benefit; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority; 163,000 shares owned by The Mental Wellness Foundation, Inc., a private foundation whose principal sponsor is Ms. Bainum; 281,818 shares owned by Wellness Advocacy Fund, a tax exempt organization for which Ms. Bainum is a Director and has sole voting and dispositive authority; 13,032 shares owned by trusts for the benefit of Ms. Bainum’s nephews for which Ms. Bainum is the trustee; 38,444 shares owned by the Roberta Bainum 2010 Family Trust and 407,291 shares owned by the Roberta Bainum 2012 Non Exempt Family Trust, each of which is a trust for the benefit of Ms. Bainum’s sister, Roberta Bainum’s, descendants for which Ms. Bainum is trustee and has voting and dispositive authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

9
Includes 1,393,067 shares owned by the Bruce Bainum Declaration of Trust of which Dr. Bainum is the sole trustee and beneficiary. Also includes 1,232,993 shares owned by Posadas Holdings, LLC, a private company for which he shares voting authority and whose sole members are Dr. Bainum and a trust for his benefit for which he shares voting authority; 978,482 shares owned by Mid Pines, in which Dr. Bainum’s trust is a general partner and has shared voting authority; 6,821,574 shares owned by Realty, in which Dr. Bainum’s trust owns voting stock and has shared voting authority; 219,353 shares owned by Three Graces Foundation, Inc., a private foundation whose principal sponsor is Dr. Bainum; 281,818 shares owned by Charis Advocacy Fund, a tax exempt organization for which Dr. Bainum is a Director and has sole voting authority; and 6,595 shares owned by trusts for the benefit of Dr. Bainum’s descendants for which Dr. Bainum is the sole trustee. Dr. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

10
Includes 1,287,805 shares owned by the Roberta Bainum Declaration of Trust of which Ms. Bainum is the sole trustee and beneficiary. Also includes 1,074,890 shares owned by Sweetwater Holdings, LLC for which she shares voting authority and whose sole members are Ms. Bainum and a trust for her benefit; 978,482 shares owned by Mid Pines, in which Ms. Bainum’s trust is a general partner and has shared voting authority; 6,821,574 shares owned by Realty, in which Ms. Bainum’s trust owns voting stock and has shared voting authority; 223,000 shares owned by Trisons Foundation Inc., a private foundation whose principal sponsor is Ms. Bainum; and 281,818 shares owned by Sweetwater Action Fund, a tax exempt organization for which Ms. Bainum is a Director and has sole voting and dispositive authority. Ms. Bainum’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

11
The Company is relying on the Schedule 13G/A, filed on February 14, 2020, by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., Baron Capital Management, Inc. (“BCM”), Ronald Baron and Baron Growth Fund (“BGF”). According to this filing, BCG beneficially owns 4,672,407 shares, BAMCO, Inc. beneficially owns 4,383,282 shares, BCM beneficially owns 289,425 shares, Ronald Baron beneficially owns 4,706,207 shares and BGF beneficially owns 3,000,000 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

12
The Company is relying on the Schedule 13G, filed on February 6, 2020, by BlackRock, Inc. According to this filing, BlackRock, Inc. beneficially owns 3,791,467 shares. This reporting person disclaims beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 55 East 52nd Street, New York, NY 10055.

13
The Company is relying on the Schedule 13G, filed on February 10, 2020, by The Vanguard Group. According to this filing, The Vanguard Group beneficially owns 3,310,173 shares. This reporting person disclaims beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 100 Vanguard Blvd., Malvern, PA 19355.

14
The Company is relying on the Schedule 13G, filed on February 14, 2020, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP ("Wellington"). According to this filing, Wellington beneficially owns 4,019,732 shares. These reporting persons disclaim beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 280 Congress Street, Boston, MA 02210.

15
Realty is controlled and owned by members of the Bainum family, including Stewart W. Bainum, Jr., Barbara Bainum, Bruce Bainum, Roberta Bainum and Brian Bainum. Realty’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759. Christine A. Shreve is an officer and director of Realty.

16
The Company is relying on the Schedule 13G, filed on February 13, 2020, by Eaton Vance Management ("EVM"). According to this filing, EVM beneficially owns 4,195,959 shares. This reporting persons disclaims beneficial ownership to the extent these shares are held by their investment advisory clients and not directly by the reporting persons. The address for the reporting persons is 2 International Place Boston, MA 02110.

17
Includes 2,800 shares owned by Ms. Shreve jointly with her husband; 1,175,000 shares owned by Shadow Holdings, LLC, an LLC whose sole members are Barbara Bainum and trusts for her benefit, for which Ms. Shreve is manager and has shared voting authority; 1,232,993 shares owned by Posadas Holdings, LLC, an LLC whose sole members are Bruce Bainum and a trust for his benefit for which Ms. Shreve is manager and has shared voting authority; 1,074,890 shares owned by Sweetwater Holdings, LLC, an LLC whose sole members are Roberta Bainum and a trust for her benefit for which Ms. Shreve is manager and has shared voting authority; and 6,168 shares owned by trusts for the benefit of Renschler family members for which Ms. Shreve is the trustee. Ms. Shreve’s address is 8171 Maple Lawn Blvd., #375, Fulton, Maryland 20759.

Dear Choice Hotels Shareholders:

In 2019, Choice celebrated its 80th anniversary. We invested in current brands and further enhanced our business-delivery capabilities. We are building the business for the future by adding brands like Everhome Suites.

Consistent with our pay-for-performance philosophy, the year's performance is reflected in our executive pay and the compensation decisions for our Named Executive Officers ("NEOs") as follows:

•
The total domestic pipeline of hotels under construction, awaiting conversion or approved for development as of December 31, 2019, increased to 1,050 with 85,000 rooms, representing the largest domestic pipeline in the Company's history. Over 75% of the pipeline represents new construction projects

•	The total international pipeline of hotels awaiting conversion, under construction, or approved for development as of December 31, 2019 increased 48% versus 2018

•
Short-term incentives on average paid out slightly below target based on performance at the following percentages of target for all NEOs other than Mr. Pepper: operating income: 105%, market share: 0%, and “likelihood to recommend”: 85% (Mr. Pepper's compensation is linked to the number of awarded franchise agreements and the overall deal value of those agreements, due to his development role )

•	Long-term incentive performance exceeded target performance based upon cumulative EPS over the period 2017-2019

•	667 domestic franchise agreements were awarded in 2019 related to Mr. Pepper's 2019 goal to execute 764 agreements

Each year, we hold a shareholder advisory vote on our executive pay program in addition to reaching out to our largest shareholders, to understand their perspectives and concerns. In 2019, 99% of shareholder votes cast were in favor of the "Say on Pay" proposal, which we interpret as support for the program.

In further support of our pay-for-performance philosophy and alignment with shareholder interests, the Company maintains the following pay and governance practices:

•	A significant majority of pay is performance-based or variable (approximately 84% for the CEO and 71% for the other executives)

•	Pay is aligned with the market of peer group companies in the hospitality industry and companies with franchise business models

•	50% of annual long-term incentive awards for all NEOs were made up of performance-vested restricted stock units ("PVRSUs")

•	Pay design features are aimed at risk mitigation and ensuring that pay plans do not create material risks

•	Our clawback policy requires recoupment of bonus and long-term incentive compensation in the event of certain subsequently restated financials

•	Guidelines require stock ownership by executives at a targeted multiple of pay

•	Policies generally restrict hedging and pledging

•	Pay plans include best practice provisions, such as:

◦	No excise tax gross-ups on severance and change-in-control benefits

◦	No single-trigger vesting of equity awards on a change in control

◦	Dividends are paid on PVRSUs only to the extent the awards vest

•	An Independent Compensation and Management Development Committee makes pay decisions and is advised by an independent compensation consultant

We value feedback from our shareholders, and we continue to consider shareholder input and market best practices as we design and review our executive pay program to ensure it is appropriate for Choice Hotels and our long-term strategy, and is in the best interests of shareholders.

Yours sincerely,

John P. Tague
Chair, Compensation and Management Development Committee

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") describes our executive compensation philosophy, summarizes the principles of our executive compensation program and analyzes our pay decisions for 2019. It also provides context for the data we present in the compensation tables below.
For purposes of this CD&A and the compensation tables, our NEOs for 2019 are:

Name	Title
Patrick S. Pacious	President and Chief Executive Officer ("CEO")
Dominic E. Dragisich	Chief Financial Officer ("CFO")
David A. Pepper	Chief Development Officer ("CDO")
Simone Wu	Senior Vice President, General Counsel, Corporate Secretary & External Affairs
John E. Bonds	Senior Vice President, Enterprise Operations and Technology

EXECUTIVE SUMMARY
Choice is committed to delivering shareholder value. The core principle of our executive compensation program is pay for performance, which guides our executive compensation decisions. Choice uses a combination of fixed and variable compensation to incentivize and reward strong performance and to align the interests of our executives with those of the Company’s shareholders. This executive summary provides an overview of our governance practices, 2019 Company performance, pay-for-performance alignment, incentive compensation framework, targeted total direct compensation, and say-on-pay feedback from shareholders.

Pay and Governance Practices

The Company has the following pay and governance practices that reinforce the soundness of our compensation programs:

2019 Company Performance
The Company delivered strong financial and operational performance in 2019. We believe our pay-for-performance philosophy, key strategic efforts and the economic environment were the primary drivers of our success. Our performance reflects the strength of our executive team and employees and their ability to successfully manage a complex and dynamic business.

Compensation-Related Performance in 2019
Our focus on key brand and operational initiatives within the 2019 business environment enabled us to achieve the following performance goals that were specifically linked to executive compensation:

•
Operating Income: Achieved operating income of $318.6 million ($341.9 million as adjusted by the Compensation Committee (the "Committee") for certain items as discussed on page 41), exceeding our 2019 corporate operating income target.

•	Market Share: Grew system supply by 1.28%, 76 basis points below industry, against a goal of 81 basis points above industry average.

•	Likelihood-to-Recommend (LTR): Achieved a score of 8.34 and 8.68 against the LTR goal of 8.37 and 8.73.

•
Franchise Contract Value and Executed Franchise Contracts (in relation to Mr. Pepper's compensation): Exceeded our target franchise contract value at 105.9% against our 2019 franchise contract value goal and awarded 667 domestic franchise contracts against our 2019 goal of 764 contracts. Franchise contract value reflects investment in the Choice pipeline and is a positive indicator for our franchises and our shareholders.

As a result, short-term incentive payouts to our NEOs, other than Mr. Pepper, were in aggregate slightly below target, based on a weighting of 70% - 80% for operating income achievement being above target, and with a weighting of 20% - 30% for market share and LTR achievement being below target. Mr. Pepper's short-term incentive payout exceeded the target for franchise contract value and achieved 87.3% of the goal for the number of franchise contracts awarded. See “Short-Term Incentive Compensation” below for more details.

CEO Compensation and Pay-for-Performance Alignment

Each year, the Committee evaluates our CEO’s compensation relative to Company performance. The following graph shows the relationship of our CEO’s realizable pay (including actual total cash compensation and the realizable value of equity awards granted during the three-year period valued at December 31, 2019) and our cumulative shareholder return for the last three years relative to our 2019 peer group companies (see "Compensation Competitive Analysis" below). As illustrated, total shareholder return ("TSR") and the Company's CEO pay are aligned relative to the peer group.

Choice 3-Year Pay and Performance Alignment
100%
75%
50%
25%
0%
3-Year Relative TSR Rank
CHH
0%
25%
50%
75%
100%
3-Year Relative Pay Rank

*The Cumulative Total Shareholder Return numbers assume that the value of the investment in the Company's Common Stock was $100 on December 31, 2016 and track the investment through December 31, 2019.
**Based on availability of information, the above chart uses the time period of 2017 – 2019 for TSR and Choice CEO compensation and 2016 – 2018 for peer group compensation.
***Due to the acquisition of Pinnacle Entertainment Inc. ("Pinnacle") by Penn National Gaming, Inc. in October 2018, current TSR data for Pinnacle is unavailable, and thus excluded from this analysis.
****Due to the acquisition of ILG, LLC, as successor to ILG, Inc., formerly known as Interval Leisure Group, Inc. ("ILG") by Marriott Vacations Worldwide Corporation in September 2018, current TSR data for ILG is unavailable, and thus excluded from this analysis.
*****Due to the timing of the Wyndham Hotels & Resorts, Inc. transaction, Wyndham Hotels & Resorts, Inc. is excluded from the above analysis, but is included in the below percentile rank.

The Committee also assesses the pay positioning of our NEOs as a whole. We have found that the NEO pay rankings align with our one- and three-year TSR percentile rankings among our 2019 peer group as set forth below.

Performance Period	Choice Cumulative TSR Performance	Choice’s TSR Percentile Rank Among 2019 Peer Group*
One-Year	46%	92%
Three-Year	252%	58%

2019 Incentive Compensation Framework

Choice’s executive compensation program links a substantial portion of each executive’s total compensation opportunity to achievement of performance metrics we believe drive shareholder value. In rewarding executives, the Company provides direct accountability for individual, shared and organizational results, ensuring that rewards are commensurate with each executive's contributions to shareholder value. Our performance measurement framework for incentive based pay for our NEOs is summarized below.
*Mr. Pepper's short-term incentive may be leveraged up or down by the Company's actual operating income achievement.

2019 Targeted Total Direct Compensation Mix

The charts below show the mix of targeted total direct compensation (“TDC”) (base salary, target annual incentive and target long-term incentive) for the CEO and other NEOs in 2019. Consistent with our pay-for-performance philosophy, the largest portion of compensation (approximately 84%) for our CEO, and on average 71% for our other NEOs is variable or performance-based annual and long-term incentives.

2019 Targeted Total Direct Compensation

Based on market data and advice from its independent compensation consultant, the Committee determined that the appropriate targeted TDC for our CEO in 2019 was $6,825,000.

Say-on-Pay Feedback from Shareholders

We conduct an annual shareholder advisory vote on the compensation of our executive officers. In 2019, 99% of votes cast were in favor of this proposal. In addition, in 2017, 94% of votes were cast in favor of an annual frequency for say-on-pay voting, and the Company will continue holding annual advisory votes on compensation.

Given the significant level of shareholder support, the Committee concluded that our compensation program continues to provide pay-for-performance alignment and market competitive pay that incentivizes our NEOs to maximize shareholder value and encourages long-term retention.

The Company reaches out to its largest shareholders each year regarding Company performance and results, as well as governance matters. The Committee will continue to consider the outcome of our say-on-pay votes and our shareholder views when making future NEO compensation decisions.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Compensation Philosophy

Our executive compensation program and pay decisions are based on the following philosophy established by the Committee:

Emphasize pay for performance, pay competitively to attract and retain the best talent and drive long-term shareholder value creation.

•
Emphasize Pay for Performance by aligning incentives with short- and long-term financial and strategic objectives. We reward executives who achieve or exceed Company and individual objectives that are designed to drive the organization to execute our strategy and deliver value to shareholders.

•
Pay Competitively by ensuring TDC for each executive is aligned with the appropriate competitive market. The compensation opportunity is designed to be competitive with other corporations of similar complexity and global scale in terms of system-wide revenue and market capitalization. Because the executive team is responsible for managing an extensive system-wide gross room revenue and rapidly changing distribution and e-business environment, paying competitively to similarly complex organizations is of critical importance to recruit and retain strong talent.

•
Drive Long-Term Shareholder Value by linking executive pay opportunity to the Company's share value. This fosters the long-term focus required for premier performance in the hospitality industry and encourages continued investment in growth. The Company believes that shareholder value will increase through continued growth in the core business, investments in growth opportunities beyond the core, and the optimization of balance sheet debt levels and risk-adjusted returns of excess capital to shareholders. The execution of this strategy will be achieved through Choice's strong cultural values which drive results through leadership, performance excellence and enterprise-wide accountability.

Compensation Objectives

The Committee considers the following objectives in making compensation decisions for our NEOs and other executives:

Objective	Description
Pay for Performance
Link pay through short- and long-term incentives to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's results and enhance shareholder value

Encourage Growth	Encourage the exploration of opportunities in business areas that are complementary to our core hotel franchising business, leverage core competencies and / or add to our franchising business model
Competitive Pay
Assure that compensation is aligned with performance relative to companies of similar complexity and global scale in terms of system-wide gross room revenue and market capitalization to provide effective incentives and encourage retention

Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership

Long-Term Focus	Foster long-term focus and continued investment in the growth required for premier performance in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity to align the relationship between internal executive pay levels with the desired positioning
Recruitment and Retention
Enable the recruitment and retention of highly qualified executives able to excel within a complex organization that manages extensive system-wide gross room revenues in a rapidly changing, disruptive distribution environment

COMPENSATION COMPETITIVE ANALYSIS
The Committee considers many factors in determining NEO compensation, including the following:

•	Company culture and philosophy

•	Historical performance of the individual and executive team

•	Importance of the executive’s role in the execution of the Company’s short- and long-term objectives

•	Executive compensation market trends of peer companies in the hospitality, franchising and other related market sectors.

The Committee reviews competitive market data of companies with which we compete in business and/or for talent. Specifically, the Committee reviews data from companies with the following characteristics:
1. Revenue comparability (considering franchise system-wide gross room revenue)
2. Business complexity
3. Franchising focus
4. Technology focus

Technology capability and focus is particularly relevant to Choice as we seek to drive business through our distribution channels, strengthening our propriety contribution and the value of our brands. Market data gives the Committee insight into the range of compensation in the competitive market and a general understanding of marketplace compensation practices and policies. However, the Committee does not use comparative market data to “benchmark” the amount of total compensation or any specific element of compensation for our executives.
Utilizing fiscal year 2018 data, the 25th to 75th percentile revenue range for our peer group is $1.17 billion to $1.32 billion. Utilizing December 31, 2019 data, the market capitalization range for the 25th to 75th percentile of our peer group is $5.11 billion to $12.02 billion. Choice Hotels franchise system revenue for purposes of the executive compensation market assessment reflects a blend of generally accepted accounting principles ("GAAP") revenue, and franchise system-wide revenue, and is at the 54th percentile rank of the peer group. Choice's market capitalization is at the 38th percentile rank of the peer group.
Choice's peer group is developed to support Choice Hotels' unique business model and objectives, recognizing that its GAAP revenue is not indicative of the breadth of executive responsibilities due to its franchise business model.

2019 Peer Group

Choice reevaluates its peer group annually with the assistance of its compensation consultant. The Committee believes that the peer group, consisting of a diverse set of companies, suitably matches the Company's increasingly complex business model and business mix, and exemplifies the incentives that the Company plans to use in driving future performance outcomes. Information from the peer group is used as a general reference in evaluating the Company's compensation practices.

Hotels
Wyndham Worldwide*
Extended Stay America***
Hyatt
IHG
REITs
Host Hotels
Technology
TripAdvisor
Online Travel Agency
Expedia
Non-Hotel Multi-Brand Franchisors
Domino's Pizza
Dunkin' Brands
Wendy's
Misc. Hospitality
Boyd Gaming
ILG**
Pinnacle Entertainment**
Marriott Vacations
Vail Resorts

*Wyndham Worldwide Corporation closed a transaction spinning off Wyndham Hotels & Resorts, Inc. (NYSE: WH) on June 1, 2018. Wyndham Worldwide Corporation is now Wyndham Destinations, Inc. (NYSE: WYND). For the purposes of 2019 compensation decisions, Wyndham Worldwide Corporation was a member of the Company's peer group. Wyndham Hotels & Resorts, Inc. has been the entity utilized in any peer group calculations subsequent to the transaction.
**ILG and Pinnacle were both acquired subsequent to the analysis utilized for the 2019 peer group.
***Extended Stay America, Inc. was added to the peer group for 2019 compensation decisions.

2019 COMPENSATION PROGRAM
The Company’s executive compensation program consists of four primary components: base salary; short-term cash incentives; long-term equity incentives; and perquisites and other benefits. The table below summarizes the elements of our incentive compensation program.

Incentive Program	Description	Key Features
Short-Term Incentive (Cash)	Motivates and rewards executives for achievement of Company annual financial and and strategic goals measured over the fiscal year.	Cash incentive based on achieving annual operating income, market share, LTR and individual performance goals for NEOs other than Mr. Pepper. Total potential payout ranges from 0% - 200% of target.
Long-Term Incentive (Equity)
Through a variety of equity vehicles, creates linkage to share value appreciation and alignment with shareholders.

Motivates and rewards executives for sustaining long-term financial and operational performance that increases the value of our brands and shareholder value.

Encourages retention through multi-year overlapping vesting periods.

Share ownership and holding requirements align the financial interests of our executives with the financial interests of our shareholders.

Grants may vary from annual guidelines based on several factors including, among other things, individual performance, retention, competitive market, and strategic alignment.

PVRSUs: PVRSU grants focus executives on achieving specific targeted objectives. PVRSUs are payable in stock and generally vest based on the achievement of performance goals over a 3-year period.

RSs: Service-based Restricted Stock (“RS”) generally vests 25% per year over 4 years.

Stock Options: Option awards vest ratably over 4 years and expire 7 years from the grant date. The exercise price is equal to the closing price of Choice Common Stock on the date of grant.

Base Salary

We believe the primary purpose of base salaries is to provide a level of fixed compensation that is competitive to attract and retain highly qualified executives. The table below reflects the change in each NEO’s salary from 2018 to 2019:

NEO	Base Salary as of 12/31/18 ($)	Base Salary as of 12/31/19 ($)	% Increase
Pacious	925,000	1,050,000	13.5%
Dragisich	530,000	561,800	6.0%
Pepper	503,930	519,048	3.0%
Wu	485,000	499,550	3.0%
Bonds	400,000	440,000	10.0%
The Committee believes that these increases reflect the competitive environment for executive talent. In the case of Mssrs. Pacious, Dragisich and Bonds, the increases place each at the desired positioning relative to the market given tenure and performance.

Short-Term Incentive Compensation

The Company's Management Incentive Plan (“MIP”) is a cash bonus program through which operating and individual objectives are set.

Short-Term Incentive Target Opportunities
Under this plan, each NEO has a target incentive opportunity equal to a percentage of the NEO’s base salary. The target percentage remained the same compared to 2018 for all NEOs other than Mr. Dragisich. For Mr. Dragisich, the percentage change (from 80% to 90%) places him at the desired positioning relative to the market given tenure and performance. Due to the nature of Mr. Pepper's development role, his short-term incentive compensation is highly focused on the number of awarded franchise agreements, with a maximum payout of $1.2 million (231.2% of target).
The threshold, target and maximum incentive levels for each of the NEOs for 2019 were:
Bonus as a Percentage of Salary

NEO	Threshold	Target	Maximum
Pacious	75.0%	150.0%	300.0%
Dragisich	45.0%	90.0%	180.0%
Pepper	48.6%	65.0%	231.2%
Wu	25.0%	50.0%	100.0%
Bonds	25.0%	50.0%	100.0%

Short-Term Incentive Performance Goals

Performance Metric	Why Metric is Used
Operating Income	Heightens the focus on driving profitable operational revenue growth.
Market Share	Measures how the Company is performing against competitors in growing our system size as well as our growth relative to our competitive index. Increasing market share drives financial performance.
Likelihood to Recommend (LTR)	Demonstrates value to our customers and allows us to demonstrate the value proposition of our brands to our franchisees to sell more franchises.
Individual Performance	Allows us to measure performance against strategic goals and departmental objectives of the executive and the executive's team.
Executed Franchise Agreements	Measures growth of the Choice system size and market share.
Franchise Contract Value	Drives the value to the Company over the term of each new franchise contract which impacts operating income today and in the future.

Performance Metric Weightings
NEO	Operating Income	Market Share	Likelihood to Recommend (LTR)	Individual Performance	Executed Franchise Agreements	Franchise Contract Value
Pacious	80%	10%	10%
Dragisich	80%	10%		10%
Pepper					70%	30%
Wu	70%	10%		20%
Bonds	70%		10%	20%

Operating Income
Mr. Pacious recommended, and the Committee approved, operating income of $340.2 million as a performance metric target for the 2019 MIP. The recommended target excluded the impact of the Company's marketing and reservation system activities as these activities are contractually required to break even over the long-term. The 2019 MIP was structured to fund the bonus pool at the target bonus level for each NEO upon achievement of the operating income target for the year and to pay a corresponding percentage of the target incentive for operating income performance above or below the target. For purposes of our incentive compensation, operating income is calculated in accordance with GAAP, then adjusted by the Committee based on approved exceptions, as noted below.
Because the operating income objective was the most heavily weighted factor for determining the actual MIP payout (except for Mr. Pepper), the level of achievement against the operating income target was the primary driver of each NEO's annual incentive payout for the year. This is true for all NEOs other than Mr. Pepper, whose MIP payout is based primarily on the number of franchise contracts awarded and the aggregate franchise contract value of these contracts, leveraged by operating income performance.
Operating Income Results
The Company achieved operating income of $318.6 million in 2019. Under the MIP, operating income achievement may be adjusted at the discretion of the Committee for certain non-recurring items. After the adjustments discussed below, operating income for purposes of determining 2019 MIP payouts was $341.9 million. The resulting payout was 105% of the target.
Operating Income Adjustments

The Committee approved adjustments in calculating operating income for the purposes of the 2019 MIP. Operating income was decreased for several items that were not contemplated in the approved operating target (i) revenue recognized as a result of a change in estimate related to the Company's adoption of a the new revenue recognition standard ($1.4 million); (ii) operating income earned from the consolidation of hotels purchased in July 2019 ($0.6 million) and (iii) a gain on the sale of a parcel of real estate ($0.1 million).

Operating income was increased related to (i) the market to market losses from non-qualified deferred compensation plan assets resulting from financial market performance outside of management's control ($4.8 million); (ii) deficits generated from the Company's marketing and reservation system activities, which were not contemplated in the approved operating income target since the activities are designed to break even over the long term ($1.7 million); (iii) an impairment and loss on sale related to the Company's operations that provided Software as a Service ("SaaS") technology solutions to vacation rental management companies ($15.0 million); (iv) restructuring/severance charges ($2.1 million); (v) incremental expenses related to strategic growth initiatives not contemplated in the original approved targets ($1.7 million).

The net effect of the operating income adjustments increased operating income by $23.3 million for 2019 MIP purposes.
Market Share and LTR
For 2019, the NEOs (other than Mr. Pepper as discussed below) and other senior executives received two shared performance objectives associated with goals related to the Company’s market share and LTR ratings of the Company’s hotel portfolio. These objectives were also used in prior years and reflect overall performance of the Company. Mr. Pacious's performance objectives for 2019 consisted exclusively of the executive team’s shared objectives. For the other NEOs (other than Mr. Pepper), the shared objectives were accompanied by specific individual or department objectives.
For 2019 annual incentive payments, the shared objectives related to:

•	Market share: Market share achievement was measured versus the projected total lodging industry supply growth.

•	LTR: LTR for equity brands was measured as the average ratings provided on the 10-point scale via the Guest Insight Systems survey administered by a third-party vendor.

Operating Income, Market Share and LTR Performance in 2019

Criteria	Operating Income	Market Share*	Likelihood to Recommend (LTR)**
Target	$340.2M	Grow domestic unit market share by 81 basis points faster than industry	8.37 - 8.73
Actual	$341.9M as adjusted	Grew by 1.28% increase in system supply versus industry growth of 2.04%***	8.34 - 8.68
Achievement	100.5%	-76 basis points versus the industry	Below plan
Payout Percentage	105%	0%	85.0%
*To arrive at market share for the Company and industry, Choice calculates the net number of hotel properties added to the Choice Hotels system at year-end 2019 compared to the total number of units at year-end 2018 as reported in the Choice Hotels Inns & Operating Report and the total number of open hotel units in the U.S. at year-end December 2019 versus the reported number of open units at year-end December 2018 as measured by the third-party firm Smith Travel Research.
**Overall LTR range includes separate ranges for elite and non-elite Choice Privileges members.
***Choice net unit growth percentage excludes WoodSpring Suites.

Individual / Department Performance
For Mr. Dragisich, Ms. Wu and Mr. Bonds, a component of their short-term payout reflects individual and / or department objectives and their short-term incentive may be adjusted based on an assessment of their performance against those pre-determined individual and / or department objectives. These performance objectives, where applicable, are based in part on a qualitative evaluation of performance, but also include quantifiable measures such as RevPAR (revenue per available room) improvement, CRS (central reservation system) contribution, Choice Privileges contribution, corporate room nights, or other relevant measures.
Performance objectives are determined at the beginning of the year based on the role of the individual in the organization. Mr. Pacious assesses performance against objectives and assigns payouts for this component of Mr. Dragisich's, Ms. Wu's and Mr. Bond's compensation.
For Mr. Dragisich objectives focused on driving transformation of the finance organization, overseeing the development of the Company's growth initiatives and leading public financial communication strategy, were met and exceeded.
For Ms. Wu, objectives focused on government affairs and industry association outreach, public relations and external communications, and procurement, were met.
For Mr. Bonds, objectives focused on developing the company’s corporate and brand strategies as well as leading Choice’s franchisee operations and technology functions.

Short-Term Incentive Payouts
The following table details the weightings and 2019 payouts attributed to each performance measure for each NEO.

NEO	Operating Income ($)		Market Share ($)		Likelihood to Recommend (LTR) ($)		Individual /Department Objectives ($)		Franchise Agreements / Franchise Contract Value ($)
Pacious	80%	1,319,116	10%	—	10%	133,482	—%	—	—%	—
Dragisich	80%	424,128	10%	—	—%	—	10%	65,639	—%	—
Pepper *	—%	—	—%	—	—%	—	—%	—	100%	294,637
Wu	70%	183,453	10%	—	—%	—	20%	49,919	—%	—
Bonds	70%	161,338	—%	—	10%	18,658	20%	41,706	—%	—

* Mr. Pepper's short-term incentive payout was 70% weighted based on achievement of franchise sales contracts awarded in 2019; subject to operating income leverage up to the target incentive opportunity; and 30% weighted based on franchise contract value; see further description below.

Franchise Agreements and Franchise Contract Value - Mr. Pepper
Mr. Pepper is covered under an Executive Sales MIP intended to drive high-value franchise contract sales. The plan was designed to deliver his target MIP payment (65% of base salary) upon achievement of a targeted number of franchise agreements awarded (70% of total target MIP) and aggregate franchise contract value (30% of total target MIP). The franchise agreements awarded portion of the target payout is increased or decreased based on brand achievement. The amount payable under the MIP is leveraged to increase performance payout for certain Cambria and Comfort performance results. The target payout may be further adjusted up or down based on overall Company operating income performance, similar to the other executive officers.

During 2019, the development team, under the leadership of Mr. Pepper, delivered 667 executed "domestic" franchise agreements generally covering the U.S., the Caribbean, and for certain brands, Canada, against a goal of 764 awarded contracts. Further, within the franchise agreement goal, Mr. Pepper had minimum goals for certain Choice brands. Mr. Pepper over delivered on total franchise contract value at 105.9% against the 2019 plan franchise contract value goal. Mr. Pepper's actual incentive is also leveraged based on the Company's operating income performance (105%). Based on overall achievement, Mr. Pepper earned a total short-term incentive payment of $294,637 or 87% of his target MIP payout.
The Company is not disclosing 2020 targets for executed franchise agreements and cumulative franchise contract value because we believe such disclosure would cause us competitive harm. As a franchise company focused on growing our brands in a very competitive market, revealing targets and comparing them year over year would give competitors great insight into the Company’s growth strategy.

Long-Term Incentive Compensation

Long-term equity incentive compensation is the largest component of total compensation for our NEOs. Linking the greatest portion of total compensation to long-term objectives aligns executives’ interests with the interests of shareholders. Also, the Committee believes this strategy focuses executives on addressing the potential risks facing the business through managing with a long-term perspective. To strengthen the tie between executive compensation and the Company’s performance, each executive’s targeted and actual pay mix may vary by position, with the positions that have a greater impact on performance / operations generally having more pay at risk in the form of long-term incentives.

Long-Term Incentive Target Opportunity
For all NEOs the Committee approved awards of performance-vested restricted stock units ("PVRSUs"), stock options and service-based restricted stock, at 50%, 25% and 25% of the total value of the grant, respectively. This long-term incentive mix provides 75% performance-based alignment through PVRSUs and stock options. The RS ensures that 25% of the award is focused on retention.
Equity Grant Policies
The value of the long-term incentive opportunity granted to each NEO in 2019 was determined based on an established multiple of each NEO’s base salary or on a fixed amount. Within the established target range, discretion is applied by Mr. Pacious and the Committee to determine the value of the equity award to be granted. Each NEO’s target range was established based on the criticality of the role within the organization in achieving the long-term strategic plan of the organization and the competitive market.
For Mr. Pacious, Mr. Dragisich and Mr. Bonds, the target range grant value is a multiple of base salary. For Mr. Pepper and Ms. Wu, the target grant value is expressed as a fixed amount. The following table sets forth the equity award grant value and base salary for each NEO as of December 31, 2019:

NEO	Base Salary	Target Range Grant Value Multiple as a Percentage of Base Salary or Fixed Amount	2019 Equity Award Grant Date Fair Value (2)	2019 Equity Award Grant Date Fair Value as a Percentage of Base Salary
Pacious	$1,050,000	320% - 480%	$4,200,164	400%
Dragisich	$561,800	176% - 264%	$1,236,049	220%
Pepper (1)	$519,048	$680,000 - $1,020,000	$1,850,116	356%
Wu (1)	$499,550	$472,000 - $708,000	$590,094	118%
Bonds	$440,000	120% - 180%	$660,101	150%

(1) The LTI target is expressed explicitly as a dollar value and represents a de-coupling from base salary.
(2) Mr. Pepper's equity award grant includes a one-time, $1 million PVRSU retention/performance grant.

In its continual effort to promote performance-based compensation, for 2020-2025, Mr. Pacious will have an additional PVRSU opportunity. In February 2020, the Compensation Committee approved an additive PVRSU grant that pays out in three tranches over the measurement periods of three, four and five years at a target $1 million grant value and a payout range of $500,000 to $3 million. Importantly, performance will be measured against relative TSR.

Long-Term Incentive Grant
After reviewing the target range for each executive (other than himself), Mr. Pacious recommended that each of the other NEOs should receive 2019 equity awards valued at or below the fixed target amount or the midpoint level of the range of potential grant values. He recommended this to achieve the targeted level of total compensation and align the leadership team's interests with long-term growth. Mr. Pacious also recommended a one-time, $1 million PVRSU grant based on achieving certain growth performance goals from 2019 - 2021 for Mr. Pepper. These PVRSU shares would vest in March, 2023.
The following chart shows the actual PVRSUs, stock options and RS granted to each NEO as part of the Company’s annual equity grant process:

Name	# of Options		# of PVRSU		# of Restricted Stock
	Grant Based on Black Scholes of		Grant Based on FMV of		Grant Based on FMV of		TOTAL GRANT*
	$15.84		$81.15		$81.15
							Value ($)
	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)
Patrick S. Pacious	66,288	1,050,002	25,879	2,100,081	12,940	1,050,081	4,200,164
Dominic E. Dragisich	19,507	308,991	7,616	618,039	3,808	309,019	1,236,049
David A. Pepper	13,416	212,509	17,561	1,425,075	2,619	212,532	1,850,116
Simone Wu	9,312	147,502	3,636	295,061	1,818	147,531	590,094
John E. Bonds	10,417	165,005	4,067	330,037	2,034	165,059	660,101
*For additional information on equity award values for each NEO in 2019, see the Grants of Plan-Based Awards Table.
The number of shares subject to the stock option portion of the equity award granted to each officer is based on the Black-Scholes option-pricing model.  See the preamble to the Grants of Plan-Based Awards Table for more information on how the Company determines the actual number of shares subject to each type of equity award.

Completed PVRSU Grants
PVRSUs Vested in 2020
2017-2019 PVRSUs
PVRSUs granted in February 2017 to Messrs. Pacious, Dragisich, Pepper and Bonds, and Ms. Wu paid out above target as a result of exceeding cumulative EPS goals for the performance period 2017 - 2019. The cumulative EPS target for the February 2017 grants was $9.41, while the certified actual three-year cumulative EPS, as adjusted by the Committee, was $9.90, reflecting 105.2% of target and a payout of 125% of target. These PVRSU awards vested on February 27, 2020.

Mr. Bonds also received a one-time PVRSU grant in February 2017 tied to the achievement of two long-term strategic and financial goals, the performance of which was measured over the three year performance period 2017 through 2019. The goals were linked to the achievement of i) Signature and Foundation Brands units open and operating in the U.S. and the Caribbean as of December 31, 2019 and ii) Signature Brands revenue per available room (RevPAR) index (i.e. versus a focused competitive set of hotels/brands). Mr. Bonds did not meet the threshold performance for these grants and, as a result, the PVRSUs vested at 0% of the award. If the performance threshold had been met, these PVRSUs would have vested on February 27, 2020.

Mr. Dragisich received a one-time PVRSU grant in March 2017 tied to the achievement of three-year (2017-2019) aggregate Cambria deal value. Cambria deal value is defined as the total initial fees collected plus estimated Cambria franchisee fees, less capital commitments. Performance against the goal achieved 106% performance resulting in the PVRSUs vesting at 130% of the target. These PVRSUs vested on March 6, 2020.
In connection with his promotion to Chief Executive Officer, Mr. Pacious received a one-time PVRSU grant in September 2017 linked to the achievement of a cumulative EPS goal for the 30-month period July 2017 through December 2019. The cumulative EPS target for the grant was $8.12, as compared to the actual cumulative EPS, as adjusted and certified by the Committee, of $8.60, reflecting 105.9% of target and a payout of 125% of target. These PVRSUs vested on March 14, 2020.

EPS Adjustments - 2017-2019 PVRSU Period
The Committee approved adjustments in calculating EPS for the performance period 2017-2019 for the purposes of the LTIP. EPS for the performance period was decreased by (i) the impact of tax reform on the corporate statutory rate, (ii) the impact of the adoption of revenue recognition standard ASC 606 and (iii) impairment of leasehold intangibles.
EPS for the performance period was increased (i) related to restructuring and severance charges, (ii) the impact of tax legislation on deferred tax balances, (iii) impairment of goodwill related to the Company’s operations that provide Software as a Service (“SaaS”) technology solutions to vacation-rental management companies, (iv) by loan impairments, (v) by loss on extinguishment of debt and (vi) by M&A due diligence in excess of the $1 million annual cap.
The net effect of the EPS adjustments was $0.10 per share for the period January 1, 2017 through December 31, 2019 and $0.11 per share for the period July 1, 2017 through December 31, 2019, increasing the PVRSU achievement and payout.
2016-2018 PVRSUs
Mr. Pacious received a PVRSU grant in May 2016. The grant provided that 100% of the shares granted would vest in two equal tranches if the EPS threshold of $7.60 was met for the performance period 2016 through 2018. The applicable three-year cumulative EPS of $8.56 exceeded the threshold and Mr. Pacious' award vested 50% on January 1, 2019 and 50% on January 1, 2020.

For all PVRSUs vested in 2020, dividends were paid out in cash at the end of the performance period based on the percent achievement.
PVRSUs Vested in 2019
2016-2018 PVRSUs

PVRSUs granted in February 2016 to all NEOs (other than Mr. Dragisich, who was not an employee of the Company at the time of the grant) paid out above target as a result of exceeding cumulative EPS goals for the performance period 2016 through 2018. The cumulative EPS target for the February 2016 grants was $8.44 for the performance period 2016 through 2018.

The approved three-year cumulative EPS, as certified and adjusted by the Committee, applicable to the PVRSUs granted in February 2016 was $8.56, reflecting 101.4% of target and a payout of 105% of target. The awards for Mr. Pacious, Mr. Pepper and Ms. Wu vested on February 26, 2019.

Mr. Pacious also received a PVRSU grant in May 2016. The Pacious May 2016 grant provided that 100% of the shares granted would vest in two equal tranches if the EPS threshold of $7.60 was met for the performance period 2016 - 2018. Given the applicable three-year cumulative EPS was $8.56, Mr. Pacious' award vested 50% on January 1, 2019 and vested 50% on
January 1, 2020.

EPS Adjustments - 2016-2018 PVRSU Period

The Committee approved adjustments in calculating EPS for the performance period 2016 through 2018 for the purposes of the LTIP.

EPS for the performance period was decreased by (i) the impact of tax reform on the corporate statutory rate, (ii)
the impact of the adoption of revenue recognition standard ASC 606, (iii) SkyTouch unplanned surpluses and (iv) impairment of leasehold intangibles.

EPS for the performance period was increased (i) related to restructuring and severance charges, (ii) by the impact of tax legislation on deferred tax balances, (iii) impairment of goodwill related to the Company’s operations that provide Software as a Service (“SaaS”) technology solutions to vacation-rental management companies, (iv)
by loan impairments, (v) by loss on extinguishment of debt and (vi) by M&A due diligence in excess of the $1 million annual cap.

The net effect of the EPS adjustments was $0.28 per share, increasing the PVRSU achievement and payout.

2015-2017 Pepper PVRSU

The Company granted a PVRSU in May 2015 to Mr. Pepper in connection with his promotion to Chief Development Officer.
Over the performance period 2015 through 2017, Mr. Pepper achieved 1,979 executed franchise agreements against a target of 1,900 executed agreements, resulting in an at target performance. This PVRSU grant was vested at 100% on January 2, 2019.

For all PVRSUs vested in 2019, dividends were paid out in cash at the end of the performance period based on the percent achievement.

Outstanding PVRSU Grants

For PVRSUs awarded under the LTIP, performance achievement levels relative to threshold, target and maximum are established at the beginning of the performance period, as well as the corresponding percentage of the target grant that will be earned at each achievement level. As a result, the number of PVRSUs that vest during any performance period may range from 0% to 200% of the initial grant, based on cumulative EPS performance as compared to targeted EPS for the period. The chart below provides the performance achievement levels and the corresponding vesting percent at that achievement level.

Criteria	Below Threshold	Threshold	Target	Maximum
Performance Achievement	<90%	90%	100%	120%
Corresponding Vesting Result	0%	50%	100%	200%

The Company is not disclosing the performance targets for outstanding PVRSU grants because we believe such disclosure would cause us competitive harm. As a franchise company focused on growing our brands in a very competitive market, revealing targets and comparing them year over year would give competitors great insight into the Company’s growth strategy.
2019-2021 PVRSUs
The February 2019 PVRSUs granted to all NEOs cover the three-year performance period 2019 through 2021 and will vest, if earned, on March 2, 2022.
Mr. Pepper's February 2019 one-time PVRSU grant is based on the three-year performance period 2019 through 2021 and will vest, if earned, on March 2, 2023. This strategic PVRSU grant is based on achieving certain growth performance goals.
2018-2020 PVRSUs
The February 2018 PVRSUs granted to all NEOs cover the three-year performance period 2018 through 2020 and will vest, if earned, on March 2, 2021.
PVRSU targets are set after evaluating the Company's business plan and anticipated market performance. When granted, we expected the achievement of the targets related to each of these outstanding PVRSU grants to be at least as difficult as we expected the achievement of the 2017 through 2019 EPS target to be when granted.

OTHER BENEFIT PROGRAMS AND POLICIES

Other Executive Benefits

Perquisite Allowance
The Company maintains a Flexible Perquisite Plan to enhance our ability to recruit and retain key executives. The plan design and prevalence of benefits are reviewed annually against the market and are consistent with market practice within the peer group.
Under the Company’s Flexible Perquisite Plan, each NEO and certain other executives are eligible to receive an aggregate amount that may be used by the executive for reimbursement of any of the following benefits: financial and estate planning, legal services, supplemental life insurance premiums, club membership dues, certain health care and fitness expenses and child care expenses. The reimbursement amount for each NEO is based on the executive’s title, role within the organization and scope of responsibilities. These reimbursements represent taxable income to the executive. The executive is responsible for paying any associated tax on amounts reimbursed under the Flexible Perquisite Plan and no tax gross-up is provided. If an executive incurs reimbursable costs that are less than the aggregate reimbursable amount, any remaining allowance is forfeited and cannot be carried forward to the next year. We believe the Company's cost to provide this Plan is minimal compared to the recruitment and retention value the program offers in competing for talent.
In 2019, the aggregate amount of reimbursement available to each NEO under the Flexible Perquisites Plan was as set forth below. For actual amounts reimbursed to each NEO, see the All Other Compensation column of the Summary Compensation Table.

Pacious	$31,800
Dragisich	$15,000
Pepper	$15,000
Wu	$15,000
Bonds	$15,000

Stay at Choice and Other Benefits

Through the Stay at Choice program, the Company seeks to further our senior executives' use of our hotels when traveling. The Company offers officers and directors reimbursements for nightly room charges when staying at the Company’s franchised properties for travel outside of express business purposes. There is no limit on an executive’s use of this plan during the year as they are a valuable source of input and feedback regarding the value and consistency of our product. The program also encourages an important connection with franchisees. The Company pays the tax and gross-up associated with reimbursements under the Stay at Choice program.

The Company reimbursed each of the NEOs, except Mssrs. Dragisich and Bonds, for the cost associated with an annual executive physical. The Company reimbursed each of the NEOs, except Mr. Bonds, for an executive individual life insurance policy with coverage in the amount of $1,000,000. Premiums on the life insurance policy are added to each executive’s taxable income for the year.
For the aggregate cost to the Company of each of the perquisites or other benefits described above, see the All Other Compensation column of the Summary Compensation Table.

Non-Qualified Deferred Compensation Plan

NEOs are eligible to defer their base salary, annual cash incentive and long-term incentive plan distribution. Deferrals held in a Rabbi Trust and, while 100% vested, are subject to the claims of general creditors. The non-qualified plan provides the NEOs with a long-term capital accumulation opportunity through a range of investment opportunities designed to comply with section 409A of the Internal Revenue Code (the "Code").
We provide the non-qualified plans due to the regulatory limits on the amount of compensation that can be contributed to qualified retirement plans in any given year.

The earnings on two NEOs' accounts are reported in the Summary Compensation Table as they represent earnings on amounts that have been grandfathered under a prior deferred compensation plan. These amounts are categorized as guaranteed preferential earnings to the applicable NEOs. The two executives are the only individuals remaining in the relevant deferred compensation plan.
For more information on these plans, see the All Other Compensation column of the Summary Compensation Table below, and the Non-Qualified Deferred Compensation Table below.

Executive Share Ownership and Holding Requirements

Our Executive Share Ownership Guidelines are intended to align the interests and actions of executives with the interests of shareholders and promote our longstanding commitment to sound corporate governance.
Under the guidelines, each NEO must attain ownership of qualifying shares, with a market value equal to a multiple of the executive’s then-current base salary, within five years after first becoming a covered executive.
As of December 31, 2019, each NEO, except for Mr. Dragisich, holds more than the required shares. Mr. Dragisich is within the five-year grace period to meet his requirement.
The chart below details the required market value for each category of executive officer:

NEO	Required Ownership as a Multiple of Salary	Actual Ownership as a Multiple of Salary
Pacious	5.0x	15.1x
Dragisich	3.0x	2.8x
Pepper	3.0x	16.8x
Wu	3.0x	6.2x
Bonds	3.0x	4.5x
Stock ownership counting toward satisfaction of the guidelines includes:

•	Stock purchased on the open market;

•	Stock obtained through stock option exercises;

•	Time-based restricted stock issued by Choice, if the stock is continuously held; and

•	Stock beneficially owned in trust or by immediate family members residing in the same household.
If an executive does not attain the ownership levels within the five-year period, and thereafter maintain the ownership levels, the Committee may:

•	Require that the transfer or payout of up to 50% of the executive’s MIP be paid in the form of Choice stock and/or adjust the amount or composition of any future cash or equity compensation;

•	Restrict the executive from selling or otherwise disposing of Choice stock;

•	Forego the future grant of any equity awards to the executive; or

•	Take any other actions reasonably designed to assist or enable the executive to satisfy the guidelines.
In addition, the NEOs must meet specified exemption criteria or obtain permission before selling stock that would result in their holdings dropping below the guideline requirements.

Hedging and Pledging Transactions

In February 2017, the Board amended the Company’s Insider Trading Policy to prohibit all Associates (which includes all NEOs and other Choice employees, directors, contract staff and consultants) from engaging in hedging transactions involving Company stock, such as prepaid variable forwards, equity swaps, collars and exchange funds.
In December 2017, the Board further updated the Insider Trading Policy to prohibit all Associates, other than directors, from holding shares in a margin account or pledging shares as collateral for a loan.
In connection with the hedging policy, there is a limited exception for certain shares owned by directors who are members of the Bainum family - the Company’s founding family who currently collectively beneficially own approximately 37% of the Company’s outstanding shares. The exception provides that Choice securities indirectly held by a director who is a Bainum family member are not subject to the hedging policy as long as the relevant Choice securities (1) were not received as compensation by an individual director and (2) are held by an entity in which the Bainum family director does not own a majority of the overall economic interest.
In approving the limited exceptions to the hedging and pledging policies, the Board took into account the purpose of the Insider Trading Policy (which includes the hedging and pledging policies), namely, to govern actions of the Company employees, officers and directors, while recognizing the multiple existing ownership structures and vehicles (such as holding companies and trusts) pursuant to which one or more members of the Bainum family, the significant majority of whom are not directors of the Company, indirectly own shares of the Company.
Directors are permitted to pledge Company shares only with Company approval. No directors currently have pledged Company shares. The possibility of approval is intended primarily to recognize that the Bainum family directors hold significant personal wealth in Choice stock and the long-term interests of the Company are served by their long-term view tied to their holdings.

Executive Compensation Recovery "Clawback" Policy

The Company's Recoupment Policy (the “Clawback Policy”) gives the Committee the right to require the Company’s senior executives, including the NEOs, to pay back previously distributed incentive compensation in the event that the Company materially restates its financial results as a consequence of significant noncompliance with financial reporting requirements.

Severance and Change in Control Arrangements

All provisions granting severance payments upon termination following a change in control were adopted to ensure that the executives will not be tempted to act in their own interests rather than the interests of the Company’s shareholders in the event the Company is considering a change in control transaction. Executives may lose their ability to influence the Company’s performance after a change in control and may not be in a position to earn incentive awards or vest in equity awards, and thus might be biased against such a transaction. The Committee believes the severance provisions ensure executives who are unexpectedly terminated for reasons outside of their control are appropriately compensated for a limited period following termination.

Each of the NEOs is entitled to receive various payments and continued benefits upon certain triggering termination events. For each of Messrs. Pacious, Dragisich and Bonds and Ms. Wu, they are set forth in a non-competition, non-solicitation and severance benefit agreement. For Mr. Pepper, these arrangements are prescribed by the Choice Hotels International Severance Benefit Plan that is generally applicable to all the Company’s employees who do not otherwise have an employment agreement or severance agreement with the Company.
The terms of the severance provisions and benefits in each of these agreements and the Choice Severance Benefit Plan were based on what the Committee believed was competitive with market at the time of adoption.
Further, the Committee believes that the severance, non-competition and non-solicitation provisions are typical within the hospitality and franchise industry and are reasonable and enforceable.

Mr. Pacious's agreement provides for, in the event of termination without cause or constructive termination, a lump-sum payment of 200% of his base salary and bonus opportunity and up to two years of termination benefits. Mr. Pacious's agreement further provides for, upon termination following a change in control (based on a “double trigger”), a lump-sum payment of 250% of his base salary plus 250% of his annual bonus.
Each of Mr. Dragisich's, Mr. Bonds's and Ms. Wu's agreements provide for 70 weeks of severance and termination benefits in the event of termination without cause or constructive termination, or for severance payments upon termination of the executive following a change in control (based on a “double trigger”) equal to a lump sum payment of 200% of the executive's base salary plus 200% of the executive's annual bonus.
These agreements do not provide for gross-up payments for excise tax.
For Mr. Pepper, the Choice Severance Benefit Plan provides him with 70 weeks of severance, where the termination is not in connection with a change in control. For a termination following a change in control, the plan provides for severance payments equal to 200% of his base salary plus 200% of his annual bonus.
For a more detailed discussion of the arrangements applicable to each NEO, including an estimated quantification of the benefits payable to each officer assuming a termination event as of December 31, 2019, see "Potential Payments Upon Termination or Change of Control" below.

Compensation Risk Mitigation

In 2019, the Committee reviewed the Company’s incentive plans, compensation programs and practices, and the processes for implementing these programs for our NEOs and other employees to determine whether these compensation policies and practices could create risks that are reasonably likely to have a material adverse effect on the Company. In conducting this review, the Committee considered analysis performed by Company management regarding the Company’s compensation policies and practices.

The factors considered by the Committee include:

•
the general design philosophy of our compensation policies and practices for employees whose behavior would be most affected by the incentives, as such policies and practices relate to or affect risk taking by employees on our behalf, and the manner of their implementation;

•	our risk assessment and incentive considerations in structuring our compensation policies and practices or in awarding and paying compensation;

•	how our compensation policies and practices relate to the realization of risks resulting from the actions of employees in both the short and long term;

•	our policies regarding adjustments to our compensation programs and practices to address changes in our risk profile; and

•	material adjustments, if any, that we have made to our compensation policies and practices as a result of changes in our risk profile.

The Company fosters a culture of compliance and the Committee believes that it has mitigated unnecessary risk taking in both the design of the compensation plans and the controls placed upon them because (i) the performance goals relate directly to the business plan approved by the Board, (ii) the Company has ownership requirements, restrictions on hedging, restrictions on pledging of securities and a clawback policy and (iii) there is an appropriate balance between our annual incentives and long-term incentives, with a particular emphasis on long-term value creation for our executives that aligns with shareholder value creation.

Based on this review, the Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DECISION-MAKING PROCESS

Role of the Compensation and Management Development Committee

The Committee establishes the Company’s compensation principles that guide the design of compensation plans and programs for our executives. The Committee is charged with setting the compensation of the Company's executives and implementing our compensation program. In carrying out its responsibilities, the Committee endeavors to achieve and maintain an executive compensation package that is both fair and competitive in furtherance of the Company’s goals, including increasing shareholder value. The Committee also monitors executive development and succession planning and conducts an extensive talent review of the Company's leadership.
As part of its responsibility and oversight, the Committee reviews corporate goals and objectives relevant to CEO compensation, evaluates performance considering these goals and objectives, and recommends CEO compensation based on this evaluation to the Board for approval. Regarding the other NEOs, the Committee reviews and approves changes to base salary, annual and long-term incentive plan performance targets and the achievement against those goals, and equity-based compensation design, delivery and value. In addition, the Committee reviews and approves all compensation-related agreements, including employment agreements, severance and change-of-control arrangements and any other special supplemental compensation and/or benefits for executivs, except for the CEO for which the Committee makes a recommendation to the Board for approval. The Committee also engages in an annual risk assessment related to the Company's compensation programs and practices.

Role of the Independent Compensation Consultant

The Committee has authority to retain outside compensation consultants and advisors to assist the Committee. The Committee is directly responsible for the appointment, compensation and oversight of any compensation consultant. The compensation consultant reports directly to the Committee and pursuant to the Committee's instructions, works with management to compile information and gain an understanding of the Company and any issues for consideration by the Committee.

The Committee currently retains Meridian to review market trends and advise the Committee regarding executive compensation matters. Prior to June, 2019 Mercer served as the Company's compensation consultant. For a full description of the compensation consultant's role in advising the Committee, see "Committees of the Board" above.
Role of Management

In conjunction with the Committee Chairman, management prepares and presents specific compensation proposals to the Committee for consideration as follows:

•	The CEO may make recommendations to the Committee regarding the assessment of individual executive performance (other than his own) and corresponding compensation actions.

•	The CEO and Chief Human Resources Officer may make recommendations regarding compensation, including incentive and other benefits plan design and delivery.

•	The CEO and Chief Human Resources Officer may make recommendations regarding financial and non-financial targets under our annual incentive plan and our PVRSU awards.
At the direction of the Chairman of the Committee, management prepares and distributes to Committee members agendas, meeting materials and Company data in preparation for Committee meetings. The NEOs do not play a role in their own individual compensation determination, other than discussing individual performance objectives with the CEO.

BOARD COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Recommendation
The Compensation and Management Development Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation and Management Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

John P. Tague, Chairman
William L. Jews
Ervin R. Shames
Maureen D. Sullivan

SUMMARY COMPENSATION TABLE
The following table summarizes total compensation paid or earned by each of the NEOs for the years ended December 31, 2019, 2018 and 2017:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4)($)	Change in Pension Value and Preferred Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation (6) ($)	Total ($)
Patrick S. Pacious	2019	1,040,385	—	3,150,162	1,050,002	1,452,598	9,222	119,063	6,821,432
President and Chief Executive Officer	2018	925,000	—	2,254,695	751,576	1,730,906	5,985	88,694	5,756,856
	2017	793,269	—	1,595,437	531,698	961,210	5,037	117,414	4,004,065
Dominic E. Dragisich	2019	559,354	—	927,058	308,991	489,767	—	114,526	2,399,696
Chief Financial Officer	2018	525,000	—	675,152	225,014	539,540	—	76,720	2,041,426
	2017	312,308	—	1,100,144	150,008	285,600	—	46,160	1,894,220
David A. Pepper	2019	517,885	—	1,637,607	212,509	335,155	165,113	74,015	2,942,284
Chief Development Officer	2018	503,930	—	637,558	212,519	420,684	107,150	67,734	1,949,574
	2017	502,801	—	817,053	188,956	593,652	90,162	100,341	2,292,965
Simone Wu	2019	498,431	—	442,592	147,502	233,372	—	66,833	1,388,730
Senior Vice President, General Counsel, Corporate Secretary & External Affairs	2018	484,423	—	442,572	147,504	297,669	—	52,148	1,424,316
	2017	466,539	—	440,682	146,863	239,008	—	62,632	1,355,724
John E. Bonds (7)	2019	436,923	—	495,096	165,005	221,702	—	40,230	1,358,956
Senior Vice President, Enterprise Operations and Technology

(1)	Values reflect base salary actually received by each NEO in the years presented, which depending on the position of pay periods within a calendar year, may not equal a NEO’s stated annual salary.

(2)	For each of the NEOs, amounts shown in the Stock Awards column for 2019, 2018 and 2017 include the grant date fair values for RS and PVRSUs.
The values included for PVRSUs are based on the probable outcome of the performance goals on the grant date (100% of the performance target), computed in accordance with FASB ASC Topic 718. Assumptions used to calculate fair value for Stock and Option Awards for 2019 are discussed in Note 17 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. The actual value realized by each individual with respect to PVRSU awards will depend on the Company’s actual performance relative to the performance goals, with vesting of actual shares ranging from 0% to 200% for PVRSUs based on actual performance against the performance target established at the time of grant.
The grant date fair value based on the probable outcome for the 2019 PVRSU awards was $2,100,081 for Mr. Pacious, $618,039 for Mr. Dragisich, $1,425,075 for Mr. Pepper, $295,061 for Ms. Wu and $330,037 for Mr. Bonds. The grant date fair value based on the maximum outcome for the 2019 PVRSU awards was $4,200,162 for Mr. Pacious, $1,236,078 for Mr. Dragisich, $2,850,150 for Mr. Pepper, $590,122 for Ms. Wu and $660,074 for Mr. Bonds.
The grant date fair value based on the probable outcome for the 2018 PVRSU awards was $1,503,130 for Mr. Pacious, $450,074 for Mr. Dragisich, $425,039 for Mr. Pepper, $295,048 for Ms. Wu. The grant date fair value based on the maximum outcome for the 2018 PVRSU awards was $3,006,260 for Mr. Pacious, $900,148 for Mr. Dragisich, $850,078 for Mr. Pepper and $590,096 for Ms. Wu. Mr. Bonds was not an NEO in 2018.
The grant date fair value based on the probable outcome for the 2017 PVRSU awards was $1,063,584 for Mr. Pacious, $550,103 for Mr. Dragisich, $628,051 for Mr. Pepper and $293,788 for Ms. Wu. The grant date fair value based on the maximum outcome for the 2017 PVRSU awards was $2,127,168 for Mr. Pacious, $1,100,206 for Mr. Dragisich, $1,256,102 for Mr. Pepper and $587,576 for Ms. Wu. Mr. Bonds was not an NEO in 2017.

(3)	The amounts shown under the Option Awards column for 2019 , 2018 and 2017, are valued based on the grant date fair value using the Black-Scholes Option Pricing model.

(4)
Values reflect the cash awards earned by each of the NEO under the 2019 Management Incentive Plan. For a discussion of the performance targets under the 2019 Management Incentive Plan, see the description under the heading "Short-Term Incentives" above. For a discussion of the potential amounts payable to each NEO under the 2019 Management Incentive Plan, see the Grants of Plan-Based Awards for 2019 table below.

Mr. Pepper's 2019 MIP amount includes $40,518 in contingent payments earned by him for completing certain outstanding items associated with 4 of the franchise agreements executed in 2018 and 2017. Furthermore, Mr. Pepper’s 2019 amount does not include payment of $927 that is pending for 3 of the executed franchise agreements that are subject to satisfying certain outstanding items with them during 2020.
The 2018 and 2017 amounts for Mr. Pepper includes $13,633 and $8,219, respectively, in contingent payments earned by him for satisfying certain outstanding items associated with franchise agreements executed in the previous years.

(5)
Values reflect the preferential earnings on non-qualified deferred compensation under the Executive Deferred Compensation Plan (“EDCP”). The values reported are based on the excess of the return on amounts credited to accounts in the EDCP at the annually designated rate of return over 120% of the applicable federal long-term rate.

(6)	See the All Other Compensation table below for additional information on the amounts included for each NEO in the 2019 All Other Compensation column.

(7)	Mr. Bonds was not an NEO in 2018 or 2017.

ALL OTHER COMPENSATION
The following table illustrates the components of the 2019 All Other Compensation column in the Summary Compensation Table above:

	Company EDCP/Non- Qualified Match ($)	Company 401(k) Match ($)	Other Benefits(a) ($)	Tax Payments(b) ($)	Total ($)
Pacious	66,829	11,200	30,886	10,148	119,063
Dragisich	30,752	11,200	53,895	18,679	114,526
Pepper	30,680	11,200	24,311	7,824	74,015
Wu	26,182	11,200	22,309	7,142	66,833
Bonds	19,662	11,200	8,506	862	40,230

(a)	Benefits in this column include the following amounts or types of compensation:

•
reimbursement for personal stays during 2019 under our Stay at Choice program, which was $12,416 for Mr. Pacious; $37,610 for Mr. Dragisich; $7,234 for Mr. Pepper; $9,335 for Ms. Wu and $2,001 for Mr. Bonds (Amounts do not necessarily reflect how often an NEO stays at Choice properties as the policy applies only for personal stays, in addition, some NEOs may not submit every personal stay for reimbursement under the Stay at Choice program.);

•
reimbursement of club dues incurred in 2019 under the Flexible Perquisites Program, which was $9,388 for Mr. Pacious; $10,607 for Mr. Dragisich; $10,003 for Mr. Pepper; $6,850 for Ms. Wu and $929 for Mr. Bonds;

•
reimbursement of financial and tax planning services and legal expenses incurred during 2019 under the Flexible Perquisites Program, which was $2,460 for Mr. Pacious; $4,393 for Mr. Dragisich; $3,300 for Mr. Pepper; $1,913 for Ms. Wu and $5,300 for Mr. Bonds;

•	reimbursement of health and wellness expenses incurred during 2019 under the Flexible Perquisites Program, which was $2,737 for Mr. Pacious and $1,697 for Mr. Pepper;

•
value of a spousal travel flight to a November 2018 business meeting for which $504 was included in Mr. Pacious' 2019 wages (Infrequently, spouses and guests of executives ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. This use has minimal cost to the Company and, where applicable, a nominal amount is included in the All Other Compensation table. Where applicable, income is imputed to the NEO for income tax purposes and in certain circumstances, tax reimbursement is provided.); and

•	group term life insurance premiums paid by Choice on behalf of each NEO.
For the purpose of business entertainment, the Company has season tickets to certain sporting events or other cultural activities. When these tickets are not used for business entertainment, they may be available to NEOs and other personnel. No compensation value for such tickets is included in the table above.

(b)
Represents amounts paid during 2019 with respect to reimbursement for payment of taxes under our Stay at Choice program which provides reimbursements to senior executives when staying at Choice Hotels properties for purposes other than business.

GRANTS OF PLAN-BASED AWARDS FOR 2019
The Compensation and Management Development Committee determines the aggregate equity value to be awarded to each NEO annually as discussed above in Compensation Discussion and Analysis, under the heading Long-Term Incentives. In 2019, the aggregate annual equity value (excluding extraordinary performance grants, employment and retention related grants and similar grants made outside of the annual process) for each of the NEOs was divided into awards of approximately one-quarter stock options, one-quarter service-based restricted stock (“RS”) and one-half as performance vested restricted stock units (“PVRSU”). For options granted to these NEOs, the value of the aggregate equity grant to be delivered as options is divided by the Black-Scholes value on the date of grant to determine the number of shares to be granted. For example, as discussed above in Compensation Discussion and Analysis, Ms. Wu's long-term equity grant value on February 22, 2019 was 118.1% of her base salary, or $590,094. Approximately one-quarter of this value, or $147,502 was granted as stock options. The Black-Scholes value was $15.84. Thus, the number of shares subject to Ms. Wu's option grant on February 22, 2019 was determined as follows: $147,502/$15.84 = 9,312 shares. The value of the aggregate equity grant to be delivered as RS and PVRSUs ($442,592) was divided by the closing price of Choice’s Common Stock on the date of grant, or $81.15. Thus, Ms. Wu's stock grant was determined as follows: $442,592/$81.15 = 5,454 shares, consisting of 1,818 RS and 3,636 PVRSUs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity(1) Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pacious		787,500	1,575,000	3,150,000
	2/22/2019				12,940	25,879	51,758				2,100,081
	2/22/2019							12,940			1,050,081
	2/22/2019								66,288	81.15	1,050,002
Dragisich		252,810	505,620	1,011,240
	2/22/2019				3,808	7,616	15,232				618,039
	2/22/2019							3,808			309,019
	2/22/2019								19,507		308,991
Pepper		252,462	337,381	1,200,000
	2/22/2019				8,781	17,561	35,122				1,425,075
	2/22/2019							2,619			212,532
	2/22/2019								13,416	81.15	212,509
Wu		124,888	249,775	499,550
	2/22/2019				1,818	3,636	7,272				295,061
	2/22/2019							1,818			147,531
	2/22/2019								9,312	81.15	147,502
Bonds		110,000	220,000	440,000
	2/22/2019				2,034	4,067	8,134				330,037
	2/22/2019							2,034			165,059
	2/22/2019								10,417	81.15	165,005

(1)
For NEOs other than Mr. Pepper, threshold amount reflects the threshold payment level under the Company’s 2019 Management Incentive Plan, which is 50% of the target amount. Maximum amount reflects 200% of the target amount. The threshold amount is paid if 90% of the performance goal is attained. The maximum amount is paid upon attaining 120% of the performance goal. For Mr. Pepper, threshold amount is based on minimum sales goal required to earn any payment under his Management Incentive Plan. For a discussion of the performance targets under the 2019 Management Incentive Plan, see Short-Term Incentive Compensation above. For the actual payments made to each NEO pursuant to the 2019 Management Incentive Plan, see the 2019 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(2)
Represents the range of PVRSU awards upon vesting. The February 22, 2019 award will cliff vest in three years upon meeting the minimum threshold requirements of the 2019-2021 performance period. During the performance periods for these awards, dividends accrue on the PVRSUs at the same rate as dividends are paid out on our outstanding Common Stock; provided, however, that dividends are paid at the time of vesting based on the number of shares that actually vest.

(3)
Represents grants of RS to each NEO. Except as noted, these awards vest 25% per year beginning on the first anniversary of the grant date assuming continued employment of the officer. Dividends are paid on the restricted stock, if and at the same rate and time as dividends are paid on our outstanding Common Stock.

(4)	Represents grants of stock options to each NEO. These awards vest in equal installments on the anniversary of the grant date over a four-year period, based on the continued employment of the officer.

(5)
The exercise price of an option is equal to the closing price of Choice Common Stock on the date of grant. Fair market value was established by the Compensation and Management Development Committee as the closing price reported on the NYSE on the date of the grant.

NARRATIVE TO THE SUMMARY COMPENSATION TABLE AND
GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements
Choice has entered into a Non-Competition, Non-Solicitation and Severance Benefit Agreement (“Severance Benefit Agreement”) with each of Messrs. Pacious, Dragisich and Bonds and with Ms. Wu.
Mr. Pacious
Mr. Pacious, the Company’s current President and CEO, entered into an amended and restated Non-Competition, Non-Solicitation and Severance Benefit Agreement (the "Pacious Severance Benefit Agreement"), with an effective date of September 12, 2017. The Pacious Severance Benefit Agreement amends the Non-Competition, Non-Solicitation and Severance Benefit Agreement with the Company effective May 5, 2011 (as amended pursuant to an Amendment dated March 13, 2012). The Pacious Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2019 Mr. Pacious received a base salary of $1,050,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 150% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Pacious is entitled to participate in all other fringe benefits afforded Choice employees of his status.
Mr. Dragisich
Mr. Dragisich, the Company’s Chief Financial Officer, entered into a Severance Benefit Agreement with the Company effective March 6, 2017, (the “Dragisich Severance Benefit Agreement”). The Dragisich Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2019 Mr. Dragisich received a base salary of $561,800 per year, was participating in our annual incentive bonus plan with a target bonus equal to 90% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Dragisich is entitled to participate in all other fringe benefits afforded Choice employees of similar status.
Ms. Wu
Ms. Wu, the Company’s Senior Vice President, General Counsel and Secretary, entered into a Severance Benefit Agreement with the Company effective February 13, 2012, as amended March 25, 2013, (the “Wu Severance Benefit Agreement”). The Wu Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2019 Ms. Wu received a base salary of $499,550 per year, was participating in our annual incentive bonus plan with a target bonus equal to 50% of her base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Ms. Wu is entitled to participate in all other fringe benefits afforded Choice employees of similar status.
Mr. Bonds
Mr. Bonds, the Company’s Senior Vice President, Enterprise Operations and Technology, entered into a Severance Benefit Agreement with the Company effective February 23, 2018 (the “Bonds Severance Benefit Agreement”). The Bonds Severance Benefit Agreement provides for certain benefits upon specified termination events. These benefits and the termination events that trigger them are described under Potential Payments upon Termination or Change in Control below. Pursuant to Company action and policies, as of December 31, 2019 Mr. Bonds received a base salary of $440,000 per year, was participating in our annual incentive bonus plan with a target bonus equal to 50% of his base salary and was eligible to receive annual awards of options to purchase Choice Common Stock, PVRSUs and/or restricted stock, with the value of such annual awards to be determined by the Compensation and Management Development Committee at its discretion. In addition, Mr. Bonds is entitled to participate in all other fringe benefits afforded Choice employees of similar status.

OUTSTANDING EQUITY AWARDS AT YEAR-END 2019
The following table provides information on the current holdings of stock options and stock awards by the NEOs. This table includes unexercised and unvested stock option awards, unvested RS and unvested PVRSUs with performance conditions that have not yet been satisfied. The market value of the RS, and PVRSU awards is based on the NYSE closing market price of Choice’s stock as of December 31, 2019, which was $103.43. The PVRSUs will be earned, if at all, based on our three-year cumulative EPS performance as compared to the target EPS goal for the respective period (except for certain grants listed in footnote number three below that will be earned, if at all, based on achievement of certain strategic growth objectives).

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pacious	03/26/2014	71,807	—	45.59	03/26/2021	—	—	—	—
	02/27/2015	46,611	—	63.47	02/27/2022	—	—	—	—
	02/26/2016	50,403	16,802	51.49	02/26/2023	1,519	157,110	—	—
	05/19/2016	—	—			—	—	22,262	2,302,559
	02/24/2017	19,600	19,603	60.50	02/24/2024	3,488	360,764	17,434	1,803,199
	09/14/2017	5,012	5,013	62.00	09/14/2024	887	91,742	4,432	458,402
	02/23/2018	11,548	34,646	81.55	02/23/2025	6,912	714,908	18,432	1,906,422
	02/22/2019	—	66,288	81.15	02/22/2026	12,940	1,338,384	25,879	2,676,665
Dragisich	03/06/2017	5,168	6,639	62.25	03/06/2024	7,632	789,378	11,248	1,163,381
	02/23/2018	3,457	10,373	81.55	02/23/2025	2,070	214,100	5,519	570,830
	02/22/2019	—	19,507	81.15	02/22/2026	3,808	393,861	7,616	787,723
Pepper	03/26/2014	27,211	—	45.59	03/26/2021	—	—	—	—
	02/27/2015	20,178	—	63.47	02/27/2022	—	—	—	—
	02/26/2016	28,707	9,573	51.49	02/26/2023	865	89,467	—	—
	02/24/2017	8,780	8,781	60.50	02/24/2024	1,562	161,558	10,497	1,085,704
	02/23/2018	3,265	9,797	81.55	02/23/2025	1,955	202,206	5,212	539,077
	02/22/2019	—	13,416	81.15	02/22/2026	2,619	270,883	17,561	1,816,334
Wu	02/27/2015	16,143	—	63.47	02/27/2022	—	—	—	—
	02/26/2016	15,723	5,245	51.49	02/26/2023	475	49,129	—	—
	02/24/2017	6,824	6,825	60.50	02/24/2024	1,214	125,564	6,070	627,820
	02/23/2018	2,266	6,800	81.55	02/23/2025	1,357	140,355	3,618	374,210
	02/22/2019	—	9,312	81.15	02/22/2026	1,818	188,036	3,636	376,071
Bonds	02/26/2016	—	3,361	51.49	02/26/2023	607	62,782	—	—
	02/24/2017	—	—			806	83,365	2,015	208,411
	02/23/2018	1,536	4,611	81.55	02/23/2025	921	95,259	2,453	253,714
	02/22/2019	—	10,417	81.15	02/22/2026	2,034	210,377	4,067	420,650

(1)	The stock option awards vest 25% per year beginning on the first anniversary of the grant date and have a seven-year term.

(2)
Restricted stock awards generally vest at the rate of 25% each year for four years from the date of grant, except for Mr. Dragisich's March 6, 2017 restricted stock award for 6,426 shares, which vests three years from the date of grant.

(3)
PVRSUs are earned and vest upon the conclusion of a three-year performance period based on actual three-year cumulative EPS compared to the performance target, except for (i) Mr. Pacious' May 2016 grant that was based on the performance period from 2016-2018 and vested 50% on January 1, 2019 with the remaining 50% vesting on January 1, 2020, (ii) Mr. Pepper's February 2017 $250,000 strategic stretch objective grant that is based on the three-year performance period 2017-2019 and will vest on February 27, 2020, (iii) Mr. Dragisich's March 2017 $250,000 strategic stretch objective grant that is based on the three-year performance period 2017-2019 and will vest on March 6, 2020, (iv) Mr. Pacious' September 2017 grant that is based on the performance period from July 1, 2017 to December 31, 2019 and vests March 14, 2020 and (v) Mr. Pepper's February 2019 $1 million retention/performance grant that is based on the three-year performance period 2019-2023 and will vest on March 2, 2023.

Mr. Pacious' May 2016 grant and September 2017 grant reflect the actual share amounts awarded at 100% and 125% payout, respectively. Mr. Dragisich's March 2017 $250,000 strategic stretch objective grant is shown at the actual share amount awarded at 130% payout. Mr. Pepper's February 2017 $250,000 strategic stretch objective grant reflects the actual share amounts awarded at 65% payout and his February 2019 $1 million retention/performance grant is shown at target. All other February 2017 and March 2017 grants are shown at the actual share amount awarded at 125% payout and all other February 2018 and February 2019 grants are shown at target payout.

OPTION EXERCISES AND STOCK VESTED FOR 2019
The following table provides information for each of the NEOs on stock option exercises during 2019, including the number of shares acquired upon exercise and the value realized and the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any taxes and broker commissions. Value realized is based on the NYSE closing market price of Choice Common Stock on the date of exercise or vesting, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Pacious	—	—	35,782	2,891,176
Dragisich	1,468	38,095	1,292	104,079
Pepper	11,123	476,570	24,164	1,777,431
Wu	26,235	999,733	3,915	312,122
Bonds	6,698	196,317	1,658	132,708

NON-QUALIFIED DEFERRED COMPENSATION FOR 2019
Executive Deferred Compensation Plan.    In 2002, Choice adopted the Choice Hotels International, Inc. Executive Deferred Compensation Plan, which became effective January 1, 2003, and was amended from time to time ("EDCP").
Our CEO and other key executives approved by the Board (including each of the NEOs) are eligible to participate in the EDCP. During 2019, each of the NEOs participated in the EDCP. Per Company policy, participants in the EDCP are not entitled to participate in the Non-Qualified Plan described below.
Under the EDCP, participants may defer up to 90% of their base salary and up to 100% of their bonus each year. Choice matches 50% of up to 15% of eligible salary under the EDCP, reduced by the total matching contributions to which the participant is otherwise entitled under the 401(k) plan. The participant’s right to any Company match vests at 20% per year from the time the participant was first hired, with all past and future match amounts becoming 100% vested after the participant’s fifth year of service. As of December 31, 2019, each of the participating NEOs was fully vested in their Company match amounts, other than Mr. Dragisich and Mr. Bonds.
A participant may elect a return based on a selection of investment options selected by the EDCP’s administrators, which are generally publicly available mutual funds or other indices. Participants may elect to change their investment options under the EDCP in accordance with plan requirements.
Benefits commence under the EDCP upon the death of the participant (to the participant’s beneficiary), or, at the participant’s election, upon the participant’s termination of employment or, commencing in 2009, on a January designated by the participant, subject to any requirements imposed by Section 409A of the Internal Revenue Code (“Section 409A”). If no election is made, benefits will commence upon termination of employment, subject to any requirements imposed by Section 409A. Benefits are payable in a lump-sum payment or in annual installments over a period of up to 20 years, as elected by the participant. If no election is made, benefits will be paid in a lump sum. Benefits will also automatically be paid in a lump sum if the amount payable as of the initial payout date is $100,000 or less.
In December 2008, the Company amended and restated the EDCP to comply with treasury regulations promulgated pursuant to Section 409A. The amendment and restatement, which became effective on January 1, 2009, applies only to that portion of each participant’s EDCP account balances that are subject to Section 409A (generally, those contribution amounts that became vested or were credited after 2004). The pre-2005 plan documents, along with a March 3, 2009 amendment, continue to apply to the remaining participant account balances ("Grandfathered Accounts") under the EDCP. Earnings from the Grandfathered Accounts are considered guaranteed preferential earnings and are further discussed in the table below. Mr. Pacious and Mr. Pepper have earnings from the Grandfathered Accounts.
Non-Qualified Plan.    In 1997, Choice adopted the Choice Hotels International, Inc. Non-Qualified Retirement Savings and Investment Plan, which was amended and restated effective January 1, 2001 and January 1, 2009, and amended effective January 1, 2011 (“Non-Qualified Plan" or "NQP”). Generally, Choice employees who are at the Senior Director level and above and who are not eligible to participate in the EDCP, are eligible to participate in the Non-Qualified Plan.
In general, participants under the Non-Qualified Plan may elect to defer up to 90% of their base salary and up to 100% of their annual bonus, reduced by the deferral limit in effect under the Choice 401(k) plan (which was $19,000 for 2019). Choice matches up to 100% of the first 3% of deferred salary and 50% of the next 2% of deferred salary thereafter under the Non-Qualified Plan, offset by the amount of matching contributions to which the participant is entitled under the 401(k) plan.
Stock Deferral Program.    All Long-Term Incentive Plan participants are entitled to defer all or any portion of any equity award (other than stock options). The executive may elect to defer the receipt of such equity until termination of their employment or until a specified future date. Any dividends or other distributions during the deferral period are credited to the executive’s deferred equity account and reinvested in the purchase of additional Choice Common Stock.

Name	Plan Name	Executive Contributions(1)($)	Registrant Contributions(2) ($)	Aggregate Earnings(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance(4) ($)
Pacious	EDCP	145,654	66,829	258,929	—	1,691,601
Dragisich	EDCP	137,461	30,752	52,703	—	400,962
Pepper	EDCP	144,819	30,680	662,080	—	6,009,115
	Stock Deferral Program	52,321		321,853		1,040,221
Wu	EDCP	247,277	26,182	124,077	—	848,811
Bonds	EDCP	39,323	19,662	3,130	—	62,115

(1)
The following salary and bonus (non-equity incentive plan compensation) amounts are included in this column. The salary amounts represent 2019 base salary deferred by the officer during 2019. The bonus amounts represent the officer’s 2018 annual bonus that was paid and deferred in early 2019. The salary amounts below are included in the 2019 Salary column of the Summary Compensation Table above, while the 2018 annual bonus amounts are included in the 2018 Non-Equity Incentive Plan column of the Summary Compensation Table above.

Name	2019 Salary ($)	2018 Annual Bonus ($)
Pacious	145,654	—
Dragisich	137,461	—
Pepper	83,761	61,058
Wu	124,608	122,669
Bonds	39,323	—

(2)	Amounts in this column are included in the 2019 All Other Compensation column of the Summary Compensation Table above.

(3)
Amounts in this column include earnings on certain officers' EDCP Grandfathered Accounts and are shown in the 2019 Change in Pension Value and Preferential Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table above, since they represent guaranteed preferential earnings to each applicable NEO. Those amounts are: $9,222 for Mr. Pacious and $165,113 for Mr. Pepper.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that could have been received by each of the NEOs in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2019, the last business day of 2019. The amounts shown assume that such termination was effective as of December 31, 2019, and, for any equity-based payments or valuations, the NYSE closing market price of Choice Hotel’s Common Stock on December 31, 2019, or $103.43 per share. The amounts shown are estimates only; the actual amounts to be paid will only be determinable at the time of the executive’s separation from Choice.
General Payments Made upon Termination
Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during his or her term of employment. The following amounts are not included in the tables or narratives below and include:

•	base salary earned through the date of termination;

•	accrued but unpaid vacation pay earned through the date of termination;

•
annual incentive compensation earned during the year of termination, which for 2019 is reflected in the 2019 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above for each NEO;

•	amounts contributed by the executive under the Choice 401(k) plan;

•	payments pursuant to our life insurance plan, available to all employees generally, which provides for one times base salary upon death; and

•	each executive’s account balance under the EDCP, Non-Qualified Plan and Stock Deferral Program, as applicable, and as set forth above under the heading Non-Qualified Deferred Compensation for 2019.
With respect to deferred compensation plans, if the executive has previously elected to receive deferred amounts in the EDCP or Non-Qualified Plan in installments, the undistributed account balances will continue to be credited with increases or decreases reflecting changes in the investment options chosen by the executive.

Payments Made upon Constructive Termination or Termination without Cause
Mr. Pacious
Under the Pacious Severance Benefit Agreement, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive a lump sum severance payment of 200% of base salary and bonus target as well as continued base salary for two years, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under the agreement as (i) a material diminution in the executive's compensation or position and responsibilities, (ii) relocating the executive's office location to a location more than thirty-five (35) miles from the Company's prior principal place of employment; (iii) a material change in the executive’s title or line of reporting; (iv) failure of the Company to place the executive’s name in nomination for election or re-election to the Board; (v) a change in the Company’s annual bonus program that would materially and adversely affect the executive; (vi) failure of any successor of the Company to assume the Pacious Severance Benefit Agreement; (vii) any non-renewal initiated by the Company, and (viii) any other material breach by the Company of the Pacious Severance Benefit Agreement or any equity agreement between the executive and the Company. In addition, if the termination occurs after June 30, the executive will be entitled to the annual bonus for the year in which the termination occurred at the actual attainment level for the Company’s objectives. The executive will also be eligible to receive continued medical and dental benefits during the two year period, with Choice continuing to make its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the two year period, subject to termination in the event the executive secures new employment.
Pursuant to the Pacious Severance Benefit Agreement the executive will continue to vest in any unvested stock options, or other stock awards including, RS and PVRSUs, granted after the date of his initial severance agreement (May 5, 2011) during the two year period.
In addition, the executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to the executive’s employment with Choice. The agreement also provides for a two year non-compete and non-solicitation period and general confidentiality provision in favor of Choice.
The Pacious Severance Benefit Agreement provides for arbitration in the event of a dispute among the parties concerning employment, the Pacious Severance Benefit Agreement or any termination event.

Mr. Dragisich, Ms. Wu and Mr. Bonds
Under the Dragisich Severance Benefit Agreement, the Wu Severance Benefit Agreement and the Bonds Severance Benefit Agreement, if the executive elects to terminate for “good reason” or if the Company terminates the executive for any reason other than for “cause,” the executive is entitled to receive continued base salary for 70 weeks, payable in installments in accordance with Choice’s normal payroll practices and subject to standard deductions. Generally, “good reason” is defined under the agreement as a material substantial change in the executive’s compensation or position and responsibilities. In addition, if the termination occurs after June 30, the executive will be entitled to the annual bonus for the year in which the termination occurred at the actual attainment level for the Company’s objectives and at 100% deemed attainment of the individual objectives. The executive will also be eligible to receive continued medical and dental benefits during the 70-week period, with Choice continuing to make its employer contributions for such continued benefits. Optional deductions for items such as retirement plans and life insurance will cease on the termination date. Choice is also obligated to provide the executive with its standard outplacement services for executive-level employees during the 70-week period, subject to termination in the event the executive secures new employment.
Pursuant to the Dragisich Severance Benefit Agreement, the Wu Severance Benefit Agreement and the Bonds Severance Benefit Agreement, the executive will continue to vest in any unvested stock options and other stock awards granted on or after the date of his or her respective severance agreement (for Mr. Dragisich March 6, 2017, for Ms. Wu, February 13, 2012 and for Mr. Bonds, February 23, 2018) during the 70-week period.
As conditions to the executive’s continued receipt of the payments and benefits above, each of the executives has agreed that if he or she becomes employed prior to the end of the 70-week period, Choice is entitled to offset the payments required above by the amount of any compensation earned by him or her as a result of new employment, including unemployment insurance benefits, social security insurance or like amounts. In addition, the executive must execute a release in favor of Choice, releasing Choice and its affiliates from any claims relating to the executive’s employment with Choice. The agreement also provides for a 70-week non-compete and non-solicitation period and general confidentiality provision in favor of Choice.
The Dragisich Severance Benefit Agreement, Wu Severance Benefit Agreement and Bonds Severance Benefit Agreement provide for arbitration in the event of a dispute among the parties concerning employment, the respective Severance Benefit Agreement or any termination event.
Mr. Pepper
If Mr. Pepper is terminated without cause by Choice, he is entitled to severance payments under the Choice Hotels International Severance Benefit Plan, which applies to all Company employees except for those employees who are subject to an employment agreement or non-competition, non-solicitation and severance agreement. Under the Choice Hotels International Severance Benefit Plan, each participant’s severance benefit and the length of time after termination for which the participant is eligible for the benefit, is determined based on his or her base salary, position and years of service as of the termination date. In addition, each participant is entitled to continuation of medical and dental coverage during the severance period, at the same level the participant was receiving at termination.
Pursuant to the Choice Hotels International Severance Benefit Plan, corporate officers without a specifically applicable written agreement, which includes Mr. Pepper, are entitled to five weeks of base salary (as in effect at termination of employment) per year of service with Choice, with a minimum of twenty-six weeks of base salary and a maximum of seventy weeks. Additionally, if the termination occurs on or after June 30 of any year, he is entitled to receive a full bonus for the year in which the termination occurs. Assuming a termination as of December 31, 2019, Mr. Pepper would be entitled to 70 weeks of continued base salary. In addition, he would receive payment of his 2019 incentive bonus, as well as continued medical and dental benefits during the 70-week severance benefit period. The severance benefit terminates prior to the end of the severance benefit period provided under the Choice Hotels International Severance Benefit Plan upon the earlier to occur of (i) death of the participant, or (ii) employment with a new employer. In addition, the severance benefit is subject to the participant’s execution of a standard release agreement in favor of Choice.
As a condition to the receipt of any benefits under the Severance Benefit Plan, Mr. Pepper is required to sign all documents required by the Company including a general release of claims.
Payments Made upon Disability or Death
The Company’s disability program provides that each of the executives will receive an annual benefit equal to 60% of the previous year’s base salary and annual bonus, with such amount capped at $19,500 per month. In each case, the disability benefit continues until the executive reaches age 65.
Messrs. Pacious, Dragisich and Pepper, and Ms. Wu each have a supplemental executive individual life insurance policy, paid for by Choice, in the amount of $1,000,000. Premiums on this policy are added to each executive’s taxable income for the year.

Under the company's Long Term Incentive Plan ("LTIP"), all restricted stock and stock options granted on or after April 19, 2018 fully vest and all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis, assuming targeted performance, upon the executive's termination due to disability or death.
Payments Made upon Termination Following Change of Control
Mr. Pacious
For Mr. Pacious, pursuant to the Pacious Severance Benefit Agreement, if the executive’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by the executive for good reason, the executive is entitled to receive:

•
a lump-sum severance payment of 250% of the executive’s base salary then in effect plus 250% of the full amount of the annual incentive bonus (the bonus payment is calculated based on the previous year’s bonus amount paid to the executive, or if no bonus was paid in the prior year, then the target bonus amount); and

•	immediate vesting of all unvested stock options, restricted stock and performance vested restricted stock units granted after the date of his initial severance agreement (May 5, 2011).
In addition, in the event of a termination following a change of control, the Company’s 2006 Long-Term Incentive Plan (“2006 LTIP”) would govern the equity grants issued to Mr. Pacious prior to the date of his severance agreement and the 2006 LTIP provides that stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to the executive at the maximum level of performance applicable to the award. PVRSU grants issued to Mr. Pacious under the Company’s 2017 Long-Term Incentive Plan (“2017 LTIP”) would be deemed fully vested and immediately payable to the executive at the target level of performance applicable to the award. Therefore, for Mr. Pacious, the 2006 LTIP and 2017 LTIP, together with his severance agreement, would result in the immediate vesting of all of his equity awards.
Also, upon a change in control termination, Mr. Pacious would be subject to the non-competition and non-solicitation provisions described above.
In addition to the other conditions applicable to Mr. Pacious in order for him to receive his severance payments, as described above, he is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.
The Pacious Severance Benefit Agreement provides for arbitration in the event of a dispute among the parties concerning employment, the Pacious Severance Benefit Agreement or any termination event.
Mr. Dragisich, Ms. Wu and Mr. Bonds
For Mr. Dragisich, Ms. Wu and Mr. Bonds, pursuant to the Dragisich Severance Benefit Agreement, the Wu Severance Benefit Agreement and the Bonds Severance Benefit Agreement, if the executive's employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by the executive for good reason, the executive is entitled to receive:

•
a lump-sum severance payment of 200% of the executive’s base salary then in effect plus 200% of the full amount of the annual incentive bonus (the bonus payment is calculated based on the target bonus for the year in which the termination occurs); and

•
immediate vesting of all unvested stock options, restricted stock and performance vested restricted stock units granted after the date of the executive's severance agreement (for Mr. Dragisich, on or after March 6, 2017, for Ms. Wu, February 13, 2012 and for Mr. Bonds, February 23, 2018).

Also, upon a change in control termination, the executive would be subject to the non-competition and non-solicitation provisions described above.
In addition to the other conditions applicable in order for the executive to receive their severance payments, as described above, the executive is required to execute a general release in favor of Choice in order to receive any severance payments upon a qualifying termination following a change in control.
The Dragisich Severance Benefit Agreement, Wu Severance Benefit Agreement and Bonds Severance Benefit Agreement provide for arbitration in the event of a dispute among the parties concerning employment, the respective Severance Benefit Agreement or any termination event.
Mr. Pepper
Pursuant to the Company’s Severance Benefit Policy, if Mr. Pepper’s employment is terminated within 12 months following a “change of control,” and such termination is by Choice without cause or by Mr. Pepper for good reason, he is entitled to receive a lump-sum severance payment of 200% of his base salary then in effect plus 200% of the full amount of the annual incentive bonus based on the target bonus for the year in which the termination occurs. In addition, he is entitled to receive medical and dental coverage for 70 weeks at the level he was receiving at the time of his termination. In addition to the other applicable conditions, in order to receive severance payments as described above, he is required to execute a general release in favor of Choice.
Because Mr. Pepper does not have a written agreement with the Company governing treatment of his equity awards in the event of a termination following a change of control, the terms of the Company’s LTIP apply. Pursuant to the LTIP, if within two years of a change of control, he is terminated by the Company other than for cause, or terminates his employment for good reason, then all of his stock options become fully vested and exercisable in full, all restricted stock becomes fully vested with immediate lapsing of any restrictions and all PVRSUs are deemed to be fully vested and immediately payable to him at the maximum level of performance applicable to the award.
Mr. Pacious
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pacious:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Cash Severance(1)	5,250,000	6,562,500
Benefits & Perquisites:
Health and Welfare Benefits(2)	27,918	—	—	—
Outplacement Services(3)	18,000		—	—
Disability Income(4)			2,593,500	—
Life Insurance Benefits(5)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(6)	3,165,730	4,156,892	1,476,897	1,476,897
Restricted Stock Grants(7)	1,755,414	2,662,909	1,338,384	1,338,384
PVRSUs(8)	6,018,178	12,439,940	892,222	892,222
Total	16,235,240	25,822,241	6,301,003	4,707,503

(1)
For termination without cause or with good reason, the amount represents 200% of Mr. Pacious’ annual base salary as of December 31, 2019, plus 200% of Mr. Pacious’ annual target bonus amount for 2019. For termination following change of control, the amount represents 250% of Mr. Pacious’ annual base salary as of December 31, 2019, plus 250% of Mr. Pacious’ annual target bonus amount for 2019.

(2)
Amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pacious for continued coverage under our medical and dental plans for two years, based on Mr. Pacious’ elected coverage as of December 31, 2019.

(3)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(4)
Amount represents the aggregate of the current monthly benefit payments at $19,500 per month that Mr. Pacious would be entitled to receive under the Choice disability program as of December 31, 2019 through the month in which he reaches age 65.

(5)	Amount represents the value of the proceeds payable to Mr. Pacious’ beneficiary upon his death.

(6)
For termination without cause or with good reason, unvested options granted after May 5, 2011 will continue to vest for two years following termination. In the case of termination following a change of control, all stock option awards will immediately vest. Upon disability or death, all stock options granted on or after April 19, 2018 fully vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2019 of $103.43.

(7)
For termination without cause or with good reason, restricted stock granted after May 5, 2011 will continue to vest for two years following termination. In the case of termination following a change of control, all restricted awards will immediately vest. Upon disability or death, all restricted stock granted on or after April 19, 2018 fully vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2019 of $103.43.

(8)
For termination without cause or with good reason, PVRSUs granted after May 5, 2011 will continue to vest for two years. In the case of termination following a change of control, all unvested PVRSU awards will immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. Upon disability or death, all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis at targeted performance. The values presented represent the value of the stock based on the closing share price on December 31, 2019 of $103.43, and solely in the case of a termination following a change of control, 200% vesting leverage for PVRSUs granted under the 2006 LTIP and 100% vesting leverage for PVRSUs granted under the 2017 LTIP. 200% represents the maximum leverage permitted under the PVRSU grants.

Mr. Dragisich
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Dragisich:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	756,270	—	—	—
Cash Severance(2)	—	2,134,840	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	18,791	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)			6,376,500	—
Life Insurance Benefits(6)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(7)	641,947	934,971	434,616	434,616
Restricted Stock Grants(8)	1,129,042	1,397,339	393,861	393,861
PVRSUs(9)	1,484,841	3,186,575	262,574	262,574
Total	4,048,891	7,653,725	7,467,551	2,091,051

(1)	Amount represents continued payment of Mr. Dragisich's base salary, based on his salary as of December 31, 2019, for 70 weeks.

(2)	Amount represents 200% of Mr. Dragisich's annual base salary as of December 31, 2019, plus 200% of his annual bonus target for 2019.

(3)
Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Mr. Dragisich for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Dragisich's elected coverage as of December 31, 2019.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $19,500 per month that Mr. Dragisich would be entitled to receive under the Choice disability program as of December 31, 2019 through the month in which he reaches age 65.

(6)	Amount represents the value of the proceeds payable to Mr. Dragisich's beneficiary upon his death.

(7)
For termination without cause or with good reason, unvested options granted on or after March 6, 2017 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Upon disability or death, all stock options granted on or after April 19, 2018 fully vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2019 of $103.43.

(8)
For termination without cause or with good reason, unvested restricted stock granted on or after March 6, 2017 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. Upon disability or death, all restricted stock granted on or after April 19, 2018 fully vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2019 of $103.43.

(9)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. Upon disability or death, all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis at targeted performance. The values presented represent the value of the stock based on the closing share price on December 31, 2019 of $103.43 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Pepper
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Pepper:

Executive Benefits and Payments	Involuntary Termination without Reasonable Cause ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	698,718	—	—	—
Cash Severance(2)	—	1,693,204
Benefits & Perquisites:
Health and Welfare Benefits(3)	18,791	18,791	—	—
Disability Income(4)			2,983,500	—
Life Insurance Benefits(5)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(6)	—	1,387,457	298,908	298,908
Restricted Stock Grants(7)	—	724,113	270,883	270,883
PVRSUs(8)	—	4,502,825	605,445	605,445
Total	717,509	8,326,390	4,158,736	2,175,236

(1)	Amount represents continued payment of Mr. Pepper’s base salary, based on his salary as of December 31, 2019, for 70 weeks.

(2)	Amount represents 200% of Mr. Pepper’s annual base salary as of December 31, 2019, plus 200% of his annual bonus target for 2019.

(3)
For an involuntary termination without reasonable cause, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2019. For a termination following a change of control, amount represents the estimated value of the future premiums and contributions that Choice would pay on behalf of Mr. Pepper for continued coverage under our medical and dental plans for 70.00 weeks, based on Mr. Pepper’s elected coverage as of December 31, 2019.

(4)
Amount represents the aggregate of the current monthly benefit payments at $19,500 per month that Mr. Pepper would be entitled to receive under the Choice disability program as of December 31, 2019 through the month in which he reaches age 65.

(5)	Amount represents the value of the proceeds payable to Mr. Pepper’s beneficiary upon his death.

(6)
In the case of termination following a change of control, all stock option awards immediately vest. Upon disability or death, all stock options granted on or after April 19, 2018 fully vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2019 of $103.43.

(7)
In the case of termination following a change of control, all restricted awards immediately vest. Upon disability or death, all restricted stock granted on or after April 19, 2018 fully vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2019 of $103.43.

(8)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. Upon disability or death, all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis at targeted performance. The values presented represent the value of the stock based on the closing share price on December 31, 2019 of $103.43 and 160% to 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Ms. Wu
The following table shows the potential payments upon termination, with or without a change in control, for Ms. Wu:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	672,471	—	—	—
Cash Severance(2)	—	1,498,650	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	17,821	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)			2,359,500	—
Life Insurance Benefits(6)	—	—	—	1,000,000
Long-Term Incentives:
Stock Options(7)	768,318	921,678	207,471	207,471
Restricted Stock Grants(8)	362,108	503,084	188,036	188,036
PVRSUs(9)	876,466	1,754,793	125,357	125,357
Total	2,715,184	4,678,205	2,880,364	1,520,864

(1)	Amount represents continued payment of Ms. Wu’s base salary, based on her salary as of December 31, 2019, for 70 weeks.

(2)	Amount represents 200% of Ms. Wu’s annual base salary as of December 31, 2019, plus 200% of her annual bonus target for 2019.

(3)
Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Ms. Wu for continued coverage under our medical and dental plans for 70 weeks, based on Ms. Wu’s elected coverage as of December 31, 2019.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $19,500 per month that Ms. Wu would be entitled to receive under the Choice disability program as of December 31, 2019 through the month in which she reaches age 65.

(6)	Amount represents the value of the proceeds payable to Ms. Wu’s beneficiary upon her death.

(7)
For termination without cause or with good reason, unvested options granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Upon disability or death, all stock options granted on or after April 19, 2018 fully vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2019 of $103.43.

(8)
For termination without cause or with good reason, unvested restricted stock granted after February 13, 2012 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. Upon disability or death, all restricted stock granted on or after April 19, 2018 fully vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2019 of $103.43.

(9)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. Upon disability or death, all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis at targeted performance. The values presented represent the value of the stock based on the closing share price on December 31, 2019 of $103.43 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

Mr. Bonds
The following table shows the potential payments upon termination, with or without a change in control, for Mr. Bonds:

Executive Benefits and Payments	Termination without Cause or For Good Reason ($)	Termination Following Change of Control ($)	Disability ($)	Death ($)
Compensation:
Salary Continuation under Severance Benefit Plan(1)	592,308	—	—	—
Annual Incentive Bonus	—	—	—	—
Cash Severance(2)	—	1,320,000	—	—
Benefits & Perquisites:
Health and Welfare Benefits(3)	18,791	—	—	—
Outplacement Services(4)	18,000	—	—	—
Disability Income(5)			3,939,000	—
Life Insurance Benefits(6)	—	—	—	—
Long-Term Incentives:
Stock Options(7)	116,034	507,550	232,091	232,091
Restricted Stock Grants(8)	105,085	451,782	210,377	210,377
PVRSUs(9)		2,717,520	140,217	140,217
Total	850,218	4,996,852	4,521,685	582,685

(1)	Amount represents continued payment of Mr. Bonds's base salary, based on his salary as of December 31, 2019, for 70 weeks.

(2)	Amount represents 200% of Mr. Bonds's annual base salary as of December 31, 2019, plus 200% of his annual bonus target for 2019.

(3)
Amount represents the estimated value of future premiums and contributions that Choice would pay on behalf of Mr. Bonds for continued coverage under our medical and dental plans for 70 weeks, based on Mr. Bonds's elected coverage as of December 31, 2019.

(4)	Amount represents the estimated value of Choice’s standard senior executive outplacement service.

(5)
Amount represents the aggregate of the current monthly benefit payments at $19,500 per month that Mr. Bonds would be entitled to receive under the Choice disability program as of December 31, 2019 through the month in which he reaches age 65.

(6)	Mr. Bonds is not eligible for the supplemental executive individual life insurance policy.

(7)
For termination without cause or with good reason, unvested options granted after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all stock option awards immediately vest. Upon disability or death, all stock options granted on or after April 19, 2018 fully vest. Values presented represent the intrinsic value of the options based on the closing share price on December 31, 2019 of $103.43.

(8)
For termination without cause or with good reason, unvested restricted stock granted after after August 1, 2011 will continue to vest for 70 weeks following termination. In the case of termination following a change of control, all restricted awards immediately vest. Upon disability or death, all restricted stock granted on or after April 19, 2018 fully vest. The values presented represent the value of the stock based on the closing price of our stock on December 31, 2019 of $103.43.

(9)
In the case of termination following a change of control, all unvested PVRSU awards immediately vest with the maximum performance level under the terms of the award being assumed to have been achieved. Upon disability or death, all PVRSUs granted on or after April 19, 2018 vest on a pro-rata basis at targeted performance. The values presented represent the value of the stock based on the closing share price on December 31, 2019 of $103.43 and 200% vesting leverage, which is the maximum leverage permitted under the PVRSU grants.

NON-EMPLOYEE DIRECTOR COMPENSATION
During 2019, non-employee directors were entitled to receive the cash and equity compensation listed below.
The Committee periodically reviews non-employee director compensation. During 2018, the Committee's independent compensation consultant presented to the Committee a study of peer data that showed the 2018 overall compensation of the Company's non-employee directors to be positioned at or below the 25th percentile for our peers. Based on its review of that study, and to more closely align the compensation of our non-employee directors with those of our peer companies, the Committee recommended, and the Board approved, the below compensation, effective as of the 2019 Annual Meeting of Shareholders. As a result of these changes, and based on the independent compensation consultant's 2018 study, the Company's overall non-employee director compensation remains below the median for peer companies.

	Compensation Effective Apr. 19, 2019 ($)(4)
Annual Retainer—Stock
Board Member	140,000	(1)
Annual Retainer—Cash
Board Member (up to 7 meetings)	75,000
Audit Committee Member (up to 8 meetings)	14,000
Compensation and Management Development Committee Member (up to 6 meetings)	10,000
Corporate Governance and Nominating Member (up to 3 meetings)	10,000
Diversity Committee Member (up to 3 meetings)	10,000
Audit Committee Chair	15,000	(2)
Compensation and Management Development Committee Chair	10,000	(2)
Corporate Governance and Nominating Chair	5,000	(2)
Diversity Committee Chair	5,000	(2)
Lead Independent Director	25,000	(3)
Excess Meeting Fees
Each In-Person Meeting in Excess of Expected Activity Level	2,000
Each Telephonic Meeting in Excess of Expected Activity Level	2,000

(1)	The stock portion of the annual retainer is paid in the form of restricted stock which vests in equal amounts over a three-year vesting term.

(2)	Amount is in addition to general non-employee Committee member retainer.

(3)	Amount is in addition to general non-employee Board member retainer.

(4)	Amounts effective from the 2018 Annual Meeting of Shareholders to the 2019 Annual Meeting of Shareholders can be found in the Company's 2019 proxy statement filed with the SEC on March 25, 2019.

Prior to the 2019 Annual Meeting of Shareholders, non-employee directors were required to reach and maintain $300,000 in ownership of Company stock within five years of election to the Board. Effective as of the 2019 Annual Meeting of Shareholders, Non-employee directors are required to reach and maintain in ownership of Company stock five times the then-current standard annual cash retainer, within five years of election to the Board. For currently serving directors, the required ownership level is $375,000.
The following table illustrates the compensation earned by or paid to non-employee directors during 2019:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Brian B. Bainum	85,000	140,030	4,111	229,141
William L. Jews	112,000	140,030	—	252,030
Ervin R. Shames	136,000	140,030	1,277	277,307
Barbara T. Alexander	114,000	140,030	—	254,030
John P. Tague	109,000	140,030	766	249,796
Monte J.M. Koch	101,000	140,030	38,259	279,289
Liza K. Landsman	104,000	140,030	6,689	250,719
Maureen D. Sullivan(4)	109,000	140,030	—	249,030

(1)
Mr. Pacious is not included in the table as he served as an employee of Choice during 2019 and did not receive any compensation for his role as director. Stewart W. Bainum, Jr., Chairman of the Board, is also an executive officer of Choice and does not receive compensation for his services as a director. Pursuant to the terms of Mr. Bainum’s employment contract, he is paid an annual salary of $400,000, with $132,000 paid in cash and $268,000 paid in equity, the vesting of which shall occur in three equal installments on the first, second and third anniversary of the grant date. Mr. Bainum may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and administrative assistance, including access to telephone, computer, fax and other reasonable and necessary office space and office supplies.

(2)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. As of December 31, 2019, each director had the following aggregate number of deferred shares accumulated in their deferral accounts for all years of service as a director, including additional shares credited as a result of reinvestment of dividend equivalents: Brian B. Bainum, 0; William L. Jews, 5,876; Ervin R. Shames, 38,541; Barbara T. Alexander, 0; John P. Tague, 23,986; Monte J.M. Koch, 6,253; and Liza K. Landsman, 1,241; Maureen D. Sullivan, 0.

(3)
This column includes reimbursements for spousal travel to Board meetings not held at the Company's headquarters and to the Company Convention, and for the Stay at Choice program which provides reimbursements to directors when staying at Choice hotels. A tax gross-up is included for the Stay at Choice reimbursements. The figures above cannot, however, form the basis for inference as to whether directors stay at Choice properties. Some directors stay at Choice properties but do not submit for reimbursement under the Stay at Choice program. For Mr. Koch, $37,549 in Stay at Choice reimbursements noted above were for stays in 2018 that were reimbursed in 2019.

(4)	$4,000 of Ms. Sullivan's meeting fees related to meetings in 2018 that were paid in 2019 and are included here.

CEO Pay Ratio

We are committed to internal pay equity, and the Compensation and Management Development Committee will review executive pay in relationship to the ratio as well as to the ongoing impact on Company performance, given the percentage of at-risk compensation. We will continue to evaluate our ratio in relation to our peer group and the market.

We provide below, as required by SEC rules, the ratio of the annual total compensation of our CEO to the annual total compensation of the median of our other employees.

The annual total compensation of our CEO for 2019 is $6,821,434. The annual total compensation of the median employee for 2019 was $86,605.  To determine our median employee, we included all full-time, part-time and temporary employees globally, as of December 31, 2019. We used base pay for the twelve-month period ending December 31, 2019 as our consistently applied compensation measure. The dates of the data for employees and for pay were changed from October 31st to December 31st due to a belief that the December 31st date would be administratively easier and more representative of the current employee population. The median employee is a salaried U.S. associate.

The compensation for our CEO in 2019 was approximately 79 times the median pay of our employees.  The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation and Management Development Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing tools necessary to attract and retain the best talent.
As described in the Compensation Discussion and Analysis beginning on page 31 of this proxy statement, our executive compensation program is designed to incentivize achievement of short- and long-term Company and individual performance. By paying for performance, we believe we align the interests of our executive officers’ with those of our shareholders. The Company believes the highest executive talent is attracted to a company that recognizes and rewards performance. We also emphasize good governance practices as part of our compensation program and believe that such practices enhance the alignment of interests between our executives and our shareholders.
Consistent with the philosophy noted above, the compensation program has been designed to achieve the following objectives:

Pay for Performance
Link pay through short- and long-term incentives to corporate, team and individual performance to encourage and reward excellence and outcomes that further the Company's results and enhance shareholder value

Encourage Growth
Encourage the exploration of opportunities in business areas that are complementary to our core hotel franchising business, leveraging core competencies and / or adding to our franchising business model

Competitive Pay
Assure that compensation relates to performance relative to companies of similar complexity and global scale in terms of system-wide gross room revenue and market capitalization to provide effective incentives and encourage retention

Shareholder Alignment
Align the interests of executives with those of our shareholders through grants of equity-based compensation that, coupled with our stock ownership requirements, encourage significant ongoing equity ownership

Long-Term Focus	Foster long-term focus and continued investment in growth required for premier performance in the hospitality industry through equity incentives that vest over time
Internal Pay Equity	Consider internal pay equity so that the relationship between internal executive pay levels is appropriate
Recruitment and Retention
Enable the recruitment and retention of highly qualified executives able to excel within a complex organization that manages extensive system-wide gross room revenues in a rapidly changing, disruptive distribution environment

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED”
The vote is advisory and is not binding on the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote as part of its ongoing oversight and consideration of the Company’s executive compensation program.
Board Recommendation
The Board recommends that shareholders vote FOR the approval of executive compensation.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2020.
As a matter of good corporate governance, the appointment of Ernst & Young LLP is being presented to the shareholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.
The Company expects that representatives of Ernst & Young LLP will be present at the virtual Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and it is expected that they will be available to respond to appropriate questions.
Principal Auditor Fees and Services

The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. During 2019 and 2018, the Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm. The following table presents fees for audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements relating to 2019 and 2018 and fees incurred for other services rendered by Ernst & Young LLP relating to those periods.

Fees	Ernst & Young Fiscal Year Ended December 31, 2019 ($)	Ernst & Young Fiscal Year Ended December 31, 2018 ($)
Audit Fees	1,882,251	1,763,110
Audit Related Fees(1)	80,000	—
Tax Fees(2)	—	12,600
All Other Fees(3)	5,200	—
Total	1,967,451	1,775,710

(1)	Audit Related Fees include work performed in connection with the issuance of registration statements such as due diligence and the issuance of comfort letters.

(2)	Tax Fees primarily related to review of certain Company income tax returns, review of certain state, federal and international tax matters.

(3)	All Other Fees include an annual subscription to EY Atlas, a proprietary online resource for accounting research.

Board Recommendation
The Board recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

ADDITIONAL INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s policy for the review and approval of related person transactions is contained in the Company’s written Related Party Transaction Policy, which acts as a supplement to the Company's Code of Ethics and Conduct. The policy governs disclosure and approval of transactions between the Company and related parties as defined in Item 404 of Regulation S-K of the SEC. Approval of a majority of all independent directors is required for share repurchases and any transactions over $1 million with a related party. The policy generally delegates authority to approve related party transactions under $1 million to the Corporate Governance and Nominating Committee. Pre-approved related party transactions include, among other things, franchise agreements, franchise incentives, and other transactions associated with the operation of a franchised hotel owned or operated by related parties provided such transactions are on substantially the same terms as those prevailing at the time for comparable agreements, incentives, and other transactions with non-affiliated parties. Set forth below is information regarding certain transactions in which our executives, directors or entities associated with them had a direct or indirect material interest.
Sunburst Hospitality Corporation (“Sunburst”) is one of the Company’s franchisees, with a portfolio of four Choice franchised hotels as of December 31, 2018. The Chairman of the Board, Stewart W. Bainum, Jr., along with other Bainum family members, owns a controlling interest in Sunburst. Board member Brian B. Bainum is a director and owner of Sunburst. Total revenue paid by Sunburst to the Company for franchising, royalty, marketing and reservation fees for 2019 was approximately $1.8 million. The franchise agreements require the payment of certain fees and charges, including the following: (a) a royalty fee of between 2.75% and 6.00% of monthly gross room revenues; (b) a marketing fee of 1.0% of monthly gross room revenues; (c) a reservation fee of 1.25% of monthly gross room revenues and (d) a marketing and reservation combined system fee of 2.05% to 3.50% of monthly gross room revenues. The marketing fee, reservation fee and system fee are subject to reasonable increases during the term of the franchise if the Company raises such fees uniformly among all its franchisees, generally.
Effective October 15, 1997, Choice Hotels International, Inc., which at that time included both a franchising business and an owned hotel business, separated the businesses via a spin-off into two companies: Sunburst and Choice. Subsequent to the spin-off, the Choice’s largest shareholder retained significant ownership percentages in both Sunburst and Choice As part of the spin-off, Sunburst and Choice entered into a strategic alliance agreement (as amended, the "Strategic Alliance Agreement"). Among other things, the Strategic Alliance Agreement provided for revised royalty and system fees and the determination of liquidated damages related to the termination of Choice branded Sunburst properties. The liquidated damage provisions extend through the life of the existing Sunburst franchise agreements.
In connection with Sunburst’s recapitalization in 2000, Choice and Sunburst entered into an Omnibus Amendment of the franchise agreements. The Omnibus Amendment provided that (i) Sunburst shall pay an application fee of $20,000 on all future franchise agreements, (ii) no royalties, marketing or reservation fees shall be payable for a period of two years for the next ten franchise agreements entered into after December 28, 1998, (iii) Sunburst is not required to pay liquidated damages upon the termination of any franchise agreements unless the related hotel owned by Sunburst that carried a Choice Hotels brand is not sold by Sunburst within three years from the date such hotel was reflagged with a different non-Choice Hotels brand, in which case liquidated damages will be paid with respect to any such hotel; not to exceed a maximum of $100,000 and (iv) if Sunburst sells any property that is the subject of an existing Franchise Agreement with Choice Hotels, if that property is not past due on any fees and (a) is not failing a quality assurance review, Choice Hotels will enter into a new Franchise Agreement on customary market terms with the buyer (without addendum or property improvement plan), or (b) is failing a quality assurance review, Choice Hotels will enter into a Franchise Agreement on customary market terms with a property improvement plan containing only those items necessary to pass such quality assurance review.

On June 5, 2019, the Strategic Alliance Agreement and the Omnibus Amendment were terminated and replaced with addenda to each of the five hotels under franchise. The addenda preserve certain terms from the Strategic Alliance Agreement and Omnibus Amendment with respect to the five hotels, including the revised royalty and system fee and liquidated damage provisions, which would also apply to new franchise agreements signed for the five hotels (as either a renewal or a change to another Choice brand not contemplated at the time of original agreement execution). No terms were substantially modified with respect to the five operating hotels under franchise. On June 5, 2019 and June 27, 2019, the Company and Sunburst entered into master development agreements which provide Sunburst geographic exclusivity in two specified regions for development of six WoodSpring branded hotels.
The Company entered into an Amended and Restated Employment Agreement with its Chairman of the Board, Stewart W. Bainum, Jr., in 2008. Pursuant to the subsequently amended agreement, Mr. Bainum is paid annual salary of $400,000, with $132,000 paid in cash and $268,000 paid in equity, the vesting of which occurs in three equal installments on the first, second and third anniversary of the grant date. Mr Bainum may participate in the Choice 401(k) and non-qualified deferred compensation plans and is furnished with suitable office space and secretarial assistance, with access to telephone, computer, fax and other reasonable and necessary office services.
The Company entered into a Sublease Agreement with Sunbridge Manager, LLC, an entity controlled by the Bainum family, to sublease office space at the Company's Chevy Chase office to Sunbridge on a month-to-month basis as of November 1, 2013 at an annualized full service rental rate of $89,532. The Sublease Agreement was approved by the Company's independent directors. The Sublease Agreement was amended in May 2016 to expand the subleased space and increase the annualized rental rate to approximately $150,000. The Sublease Agreement terminated April 30, 2019. The Company received $48,660 in rent under the Sublease Agreement in 2019. Subsequent to the termination of the Sublease Agreement and affiliated lease in April 2019, an entity controlled by family member of the Company's largest shareholder entered into a lease with the third-party lessor. The Company reimburses the entity for use of the space by the Company's Chairman. The Company reimbursed the entity approximately $75,670 in 2019.

The Company owns a corporate aircraft to provide efficient, flexible business travel that increases productivity, facilitates travel involving multiple destinations per day/per trip or to locations with inadequate commercial service, addresses challenging scheduling requirements and enables greater collaboration during travel. The Company previously entered into a sublease agreement with each of the late Stewart Bainum, Sr., Stewart W. Bainum, Jr., and Jane Bainum that allowed those individuals to utilize the Company's aircraft from time to time for their personal use. New leases, effective as of June 22, 2018, between the Company and Stewart W. Bainum, Jr. as well as between the Company and Jane Bainum, were executed. The terms of the lease agreements provide for payments that contribute towards the fixed costs associated with the aircraft as well as reimbursement of the Company’s variable costs associated with operation of the aircraft, in compliance with, and to the extent authorized by, applicable regulatory requirements, and are consistent with the terms of lease agreements that the Company has entered into with unrelated third parties for use of the Aircraft. The terms were approved by Chair of the Corporate Governance Committee, as provided for under the Related Party Transaction Policy. No fight hours were used by the Bainum family under the relevant subleases in 2019.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the NYSE and the Company. As a matter of practice, our administrative staff assists many of our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on the Company’s review of the forms filed with the SEC and written representations from reporting persons, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2019, except for two reports for David A. Pepper and one report each for Stewart W. Bainum, Jr., John E. Bonds, Patrick J. Cimerola, Dominic E. Dragisich, Robert J. McDowell, Scott E. Oaksmith, Patrick S. Pacious, and Simone Wu, each late due to administrative error.

AUDIT COMMITTEE REPORT
Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.choicehotels.com. The Audit Committee consists of Ms. Alexander as Chairman, Ms. Landsman and Messrs. Shames, Tague and Koch. The Audit Committee is currently composed of five independent directors within the meaning of the NYSE’s rules.
Report of the Audit Committee
The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.
Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.
In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, Ernst & Young LLP, the Company's financial statements as of and for the year ended December 31, 2019. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles. The Committee has reviewed with Ernst & Young LLP matters required to be discussed by PCAOB's Auditing Standard no. 1301 "Communications with Audit Committees" including the selection of and changes in the Company's significant accounting policies, the basis for management's accounting estimates, Ernst & Young LLP's conclusions regarding the reasonableness of those estimates, the disclosures included in the financial statements, and other material written communications between Ernst & Young LLP and management.
In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to Ernst & Young LLP in 2019 and 2018 for audit and non-audit services appears above under the heading Principal Auditor Fees and Services. All of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.
The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Barbara T. Alexander, Chairman
Monte J.M. Koch
Liza K. Landsman
Ervin R. Shames
John P. Tague

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
A shareholder who intends to have a shareholder proposal included in the Company’s proxy statement for the 2021 Annual Meeting pursuant to Rule 14a-8 under the Securities Act of 1934 must submit such proposal so that it is received by the Company’s Corporate Secretary no later than December 7, 2020. In addition, any such submission must comply with all of the requirements of Rule 14a-8 applicable to shareholder proposals.
A shareholder who intends to present a proposal at the 2021 Annual Meeting, but does not seek to have the proposal included in the Company’s proxy statement for the 2021 Annual Meeting, must deliver notice to the Company no later than March 2, 2021, but not prior to January 31, 2021.
A shareholder who intends to nominate one or more persons for election to the Board at the 2021 Annual Meeting must deliver notice to the Company no later than March 2, 2021, but not prior to January 31, 2021. Such notice must set forth (a) the name and address of the shareholder who intends to make the nomination and the name, age, business address, residence address and principal occupation of the person or persons to be nominated, (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming, such person or persons) relating to the nomination or nominations, (d) the class and number of shares of the Company which are beneficially owned by such shareholder and the person to be nominated as of the date of such shareholder’s notice and by any other shareholder known by such shareholder to be supporting such nominees as of the date of such shareholder’s notice, (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and (f) the consent of each nominee to serve as a director of the Company if so elected.
SHAREHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
In accordance with notices that we sent to certain shareholders, we are sending only one copy of our Annual Report on Form 10-K and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
If you received a householded mailing this year and you would like to have additional copies of our Annual Report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Choice Hotels International, Inc., 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, or call us at (301) 592-5100. We will promptly send additional copies of the Annual Report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address and phone number provided above if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.
SOLICITATION OF PROXIES
The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request brokers, banks and trusts and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.
OTHER MATTERS TO COME BEFORE THE MEETING
The Board does not know of any matters which will be brought before the 2020 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

CHOICE HOTELS®

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**IMPORTANT ANNUAL MEETING INFORMATION** 000004

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## Electronic Voting Instructions

### Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

### Vote by Internet

- Go to **www.envisionreports.com/chh**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

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- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

## A Proposals — The Board of Directors unanimously recommends that shareholders vote FOR Proposals One, Two, and Three.

1. Election of ten Directors:

| Nominee | For | Against | Abstain |
|---|---|---|---|
| 01 - Barbara T. Alexander | ☐ | ☐ | ☐ |
| 02 - Brian B. Bainum | ☐ | ☐ | ☐ |
| 03 - Stewart W. Bainum, Jr. | ☐ | ☐ | ☐ |
| 04 - William L. Jews | ☐ | ☐ | ☐ |
| 05 - Monte J.M. Koch | ☐ | ☐ | ☐ |
| 06 - Liza K. Landsman | ☐ | ☐ | ☐ |
| 07 - Patrick S. Pacious | ☐ | ☐ | ☐ |
| 08 - Ervin R. Shames | ☐ | ☐ | ☐ |
| 09 - Maureen D. Sullivan | ☐ | ☐ | ☐ |
| 10 - John P. Tague | ☐ | ☐ | ☐ |

## B Non-Voting Items

**Change of Address** — Please print new address below.

**Meeting Attendance**
Mark box to the right if you plan to attend the Annual Meeting. ☐

## C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.    /    /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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**This is now a virtual meeting.**

**www.meetingcenter.io/282834399**

**Password: CHH2020**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CHOICE HOTELS®

# Proxy — CHOICE HOTELS INTERNATIONAL, INC.

## 1 Choice Hotels Circle, Rockville, Maryland 20850

## PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

## TO BE HELD MAY 1, 2020 AT 9:00 AM EST

The undersigned hereby appoints SIMONE WU and DOMINIC E. DRAGISICH, and each of them, the true and lawful attorneys and proxies, with full power of substitution, and at any adjournment thereof, and to vote all shares of common stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated on the reverse side.

**All shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated herein. If no instructions are indicated for Proposals One, Two and Three, such proxies will be voted FOR Proposals One, Two and Three.**

(Items to be voted appear on reverse side.)